UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2021 (August 16, 2021)

SPIRE GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39493	85-1276957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Towers Crescent Drive Suite 1225 Vienna, Virginia	22182
(Address of principal executive offices)	(Zip code)

(202) 301-5127

(Registrant’s telephone number, including area code)

NavSight Holdings, Inc.

12020 Sunrise Valley Drive

Suite 100

Reston, Virginia 20191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SPIR	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SPIR.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On August 16, 2021 (the “Closing Date”), NavSight Holdings, Inc., a Delaware corporation and our predecessor company (“NavSight”), consummated the previously announced business combination pursuant to the terms of the Business Combination Agreement, dated as of February 28, 2021 (the “Business Combination Agreement”), by and among NavSight, NavSight Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of NavSight (“Merger Sub”), Spire Global, Inc., a Delaware corporation (“Old Spire”), and the Founders (as defined in the Business Combination Agreement).

Pursuant to the Business Combination Agreement, on the Closing Date, NavSight Merger Sub merged with and into Old Spire (the “Merger”), with Old Spire surviving the Merger as a wholly owned subsidiary of NavSight, following which, NavSight changed its name to “Spire Global, Inc.” (together with its consolidated subsidiary, “New Spire” or “Spire”) and Old Spire changed its name to “Spire Global Subsidiary, Inc.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, on the Closing (as defined below), among other things, (i) each share of outstanding capital stock of NavSight was exchanged for shares of Class A common stock of New Spire, par value $0.0001 per share (“New Spire Class A Common Stock”), (ii) each share of outstanding capital stock of Old Spire (the “Spire Capital Stock”), including shares of Spire Capital Stock issued pursuant to the conversion of Spire Notes (as defined in the Proxy Statement/Prospectus/Information Statement, which is defined below) immediately prior to Closing, were cancelled and converted into (a) the right to receive a number of shares of New Spire Class A Common Stock equal to a Per Share Closing Consideration (as defined in the Business Combination Agreement) of 1.7058 and (b) the contingent earnout right to receive a number of shares of New Spire Class A Common Stock equal to a Per Share Earnout Consideration (as defined in the Business Combination Agreement) of 0.1236, payable in four equal tranches if the trading price of the New Spire Class A Common Stock is greater than or equal to $13.00, $16.00, $19.00, or $22.00 for any 20 trading days within any 30 consecutive trading day period on or prior to the date that is five years following the date of the Business Combination Agreement, as adjusted based on the formula set forth in the Business Combination Agreement with respect to the portion of earnout value allocated to holders of options to purchase shares of Spire Common Stock (“Spire Options”) assumed by NavSight, (iii) all outstanding Spire Options were assumed and converted into option awards that are exercisable for shares of New Spire Class A Common Stock pursuant to an Option Exchange Ratio (as defined in the Business Combination Agreement) of 1.8282, (iv) all Spire Warrants (as defined in the Proxy Statement/Prospectus/Information Statement) outstanding as of immediately prior to the Closing Date were either cancelled and “net” exercised in exchange for shares of New Spire Class A Common Stock, or were assumed by New Spire and converted into warrants that are exercisable for a number of shares of New Spire Class A Common Stock equal to a Per Share Closing Consideration of 1.7058, and (v) the Founders purchased a number of shares of New

Spire Class B Common Stock equal to the number of shares of New Spire Class A Common Stock that each Founder received at Closing. New Spire Class B Common Stock carry nine votes per share, do not have dividend rights, are entitled to receive a maximum of $0.0001 per share of New Spire Class B Common Stock upon liquidation, are subject to certain additional restrictions on transfer, and are subject to forfeiture in certain circumstances.

Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to New Spire. All references herein to the “Board” refer to the board of directors of New Spire. All references herein to the “Closing” refer to the closing of the transactions contemplated by the Business Combination Agreement (the “Transactions” or the “Business Combination”), including the Merger and the transactions contemplated by subscription agreements (the “Subscription Agreements”) entered into by NavSight and certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors subscribed for an aggregate of 24,500,000 shares of New Spire Class A Common Stock at a price of $10.00 per share for an aggregate purchase price of $245,000,000 (the “PIPE Investment”).

As of August 20, 2021, there were 133,742,535 shares of New Spire Class A Common Stock outstanding, 12,058,614 shares of New Spire Class B Common Stock outstanding, 11,500,000 shares subject to outstanding Public Warrants (as defined in the Proxy Statement/Prospectus/Information Statement), 6,600,000 shares subject to outstanding Private Placement Warrants (as defined in the Proxy Statement/Prospectus/Information Statement), 1,551,932 shares subject to warrants held by European Investment Bank (“EIB”), and 22,370,418 shares of New Spire Class A Common Stock subject to outstanding options under the Spire Global, Inc. 2012 Stock Option and Grant Plan, as amended (“2012 Plan”).

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure set forth in the “Introductory Note” above describing the consummation of the Transactions is incorporated into this Item 1.01 by reference.

Indemnification Agreements

Effective as of the Closing Date, New Spire entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements may require New Spire, among other things, to indemnify New Spire’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require New Spire to advance all expenses reasonably and actually incurred by New Spire’s directors and executive officers in investigating or defending any such action, suit, or proceeding.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.5 and is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

As previously reported, on August 13, 2021, NavSight held a special meeting (the “Special Meeting”) at which the NavSight stockholders considered and adopted, among other matters, the Business Combination Agreement. On August 16, 2021, the parties to the Business Combination Agreement consummated the Transactions.

Prior to the Special Meeting, holders of 21,020,485 shares of Class A common stock of NavSight (“NavSight Class A Common Stock”) exercised their right to redeem such shares for cash at a price of approximately $10.00 per share for aggregate payments of approximately $210 million. At the Closing, (i) an aggregate of 7,729,515 shares of New Spire Class A Common Stock were issued in exchange for 1,979,515 shares of NavSight Class A Common Stock and 5,750,000 shares of Class B common stock of NavSight outstanding as of immediately prior to the effective time of the Merger (“Effective Time”) and (iii) an aggregate of 24,500,000 shares of New Spire Class A Common Stock were issued to the PIPE Investors in the PIPE Investment. After the Closing Date, NavSight Class A Common Stock ceased trading on the New York Stock Exchange (the “NYSE”) and New Spire Class A Common Stock began trading on the NYSE.

The material terms and conditions of the Business Combination Agreement are described in the final prospectus and definitive proxy statement (the “Proxy Statement/Prospectus/Information Statement”) filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2021, in the section titled “BCA Proposal—Business Combination Agreement” beginning on page 93, which is incorporated herein by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as NavSight was immediately before the Merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company, as the successor registrant to NavSight, is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Merger unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K and the information incorporated herein by reference contain statements that are forward-looking and as such are not historical facts. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report on Form 8-K, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When we discuss our strategies or plans, including as they relate to the Transactions, we are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, our management.

Forward-looking statements in this Current Report on Form 8-K and the information incorporated herein by reference may include, for example, statements about:

•	the expected benefits of the Transactions and the combined company’s future performance;

•	New Spire’s financial and business performance following the Transactions;

•	changes in New Spire’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, and plans;

•	the implementation, market acceptance, and success of Spire’s business model;

•	the ability to develop new offerings, services, and features and bring them to market in a timely manner and make enhancements to its business;

•	the quality and effectiveness of Spire’s technology and its ability to accurately and effectively use data and engage in predictive analytics;

•	overall level of consumer demand for Spire’s products and offerings;

•	expectations and timing related to product launches;

•	expectations of achieving and maintaining profitability;

•	projections of total addressable markets, market opportunity, and market share;

•	Spire’s ability to acquire data sets, software, equipment, satellite components, and regulatory approvals from third parties;

•	Spire’s ability to expand its products and offerings internationally;

•	Spire’s ability to acquire new businesses or pursue strategic transactions;

•	Spire’s ability to protect patents, trademarks, and other intellectual property rights;

•	Spire’s ability to utilize potential net operating loss carryforwards;

•	developments and projections relating to Spire’s competitors and industries, such as the projected growth in demand for space-based data;

•	Spire’s ability to acquire new customers or obtain renewals, upgrades, or expansions from its existing customers;

•	Spire’s ability to compete with existing and new competitors in existing and new markets and offerings;

•	the conversion or planned repayment of Spire’s debt obligations;

•	Spire’s future capital requirements and sources and uses of cash;

•	Spire’s ability to obtain funding for its operations;

•	Spire’s business, expansion plans, and opportunities;

•	Spire’s expectations regarding regulatory approvals and authorizations;

•

the expectations regarding the effects of existing and developing laws and regulations, including with respect to regulations around satellites, intellectual property law, and privacy and data protection;

•	global and domestic economic conditions and their impact on demand for Spire’s markets and offerings; and

•	the impact of the COVID-19 pandemic, or a similar public health threat, on global capital and financial markets, general economic conditions in the United States, and Spire’s business and operations.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Proxy Statement/Prospectus/Information Statement in the section titled “Risk Factors” beginning on page 22, which is incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

Our business is described in the Proxy Statement/Prospectus/Information Statement in the section titled “Information about Spire” beginning on page 208, which is incorporated herein by reference.

Risk Factors

The risk factors related to Spire’s business and operations and the Transactions are set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Risk Factors” beginning on page 22, which are incorporated herein by reference.

Selected Historical Financial Information

The selected historical financial information and other data for the years ended December 31, 2020 and 2019 and the selected balance sheet and other data as of December 31, 2020 and 2019 for Old Spire are included in the Proxy Statement/Prospectus/Information Statement in the section titled “Selected Historical Financial Information of Spire” beginning on page 19, which is incorporated herein by reference. Further reference is made to the information contained in Item 9.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Unaudited Condensed Consolidated Financial Statements

The unaudited condensed consolidated financial statements as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 of Old Spire set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Old Spire’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Old Spire as of and for the year ended December 31, 2020 and the related notes included in the Proxy Statement/Prospectus/Information Statement beginning on page F-23, which is incorporated herein by reference, the section titled “Spire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 225 included in the Proxy Statement/Prospectus/Information statement, which is incorporated herein by reference, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021, is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Reference is made to the disclosure contained in the Proxy Statement/Prospectus/Information Statement in the section titled “Spire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 225, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of Old Spire as of and for the six months ended June 30, 2021 is set forth below.

The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements and related notes and unaudited pro forma condensed combined financial information that are included elsewhere or incorporated by reference in this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Risk Factors” beginning on page 22 or in other parts of this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Old Spire,” “the Company,” “we,” “us” and “our” refer to the business and operations of Old Spire prior to the Closing and to New Spire and its consolidated subsidiary following the Closing.

Overview

We are a global provider of space-based data and analytics that offers unique datasets and powerful insights about Earth from the ultimate vantage point—space—so organizations can make decisions with confidence, accuracy, and speed. We use a growing multi-purpose satellite constellation to source hard to acquire, valuable data and enrich it with predictive solutions. We then provide this data as a subscription to organizations around the world so they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage, and mitigate risk. We give commercial and government organizations the competitive advantage they seek to innovate and solve some of the world’s toughest problems with insights from space.

We collect this space-based data through our proprietary constellation of 120 LEMUR nanosatellites to deliver proprietary data, insights and predictive analytics to customers as a subscription. In June 2021, our fully deployed satellite constellation covered the earth over 200 times per day on average and its global ground station network performed over 2,100 contacts each day on average, reliably and resiliently collecting data with low latency. Our cloud-based data infrastructure processed 6.4 terabytes of data each day on average in June 2021, in creating our proprietary data analytics solutions. We deliver these solutions through an API infrastructure that delivers approximately two terabytes of data each day to our customers. The global data we collect includes data that can only be captured from space with no terrestrial alternatives. We collect this data once and are able to sell it an unlimited number of times across a broad and growing set of industries, including aviation and maritime, with global coverage and near real-time data that can be easily integrated into customer business operations. Our four main solutions comprise: Maritime, Aviation, Weather, and Space Services.

Our platform applies our value-add insights and predictive analytics to this proprietary data to create commercially valuable datasets. We offer three data solutions to our customers, which vary in complexity and price and can be delivered in near real-time via our API that can be easily integrated into our customers’ business operations:

•	Maritime: Precise space-based data used for highly accurate ship monitoring, ship safety and route optimization.

•	Aviation: Precise space-based data used for highly accurate aircraft monitoring, aircraft safety and route optimization.

•	Weather: Precise space-based data used for highly accurate weather forecasting.

For each data solution, we have the capability to offer customers a variety of features and additional value. The three forms of data we monetize are:

•	Clean data: Clean and structured data directly off our proprietary nanosatellites;

•	Smart data: Clean data fused with third-party datasets and proprietary analysis to enhance value and provide insights; and

•	Predictive solutions: Big data, AI, and ML algorithms applied to fused data sets to create predictive analytics and insights.

These value-add data features allow customers to solve various use cases and provides a path to expand throughout the customer’s relationship.

As our fourth solution, we are also pioneering an innovative business model through our Space Services solution. We provide multiple deliverables to a customer, most commonly when a contract covers multiple phases of the Space Services solution (e.g. development, manufacturing, launch and satellite operations). Our customers can begin receiving data in less than a year after engaging with us through this business model and then receive updated data by entering into a separate subscription agreement if they choose.

Our four main solutions are offered to customers across numerous industries, and we not only have the opportunity to upsell within each one, but we also have the opportunity to cross-sell amongst the four solutions.

We provide our solutions to global customers through a subscription model or project-based deliverables. We currently sell directly to end customers and utilize reseller partners to a limited degree.

Highlights from the Six Months Ended June 30, 2021 Results

•	Our revenue was $18.8 million during the six months ended June 30, 2021, an increase of 34% from the six months ended June 30, 2020.

•	Gross margin for the six months ended June 30, 2021 was 63%, up from 62% one year ago, an improvement of 100 basis points.

•	ARR as of June 30, 2021, was $36.6 million, an increase of 36% from June 30, 2020. For the definition of ARR, see the section titled “—Key Business Metrics.”

•

We had 187 ARR Customers under contract at the end of June 30, 2021, a 68% increase from the number of ARR Customers under contract as of June 30, 2020. For the definition of ARR Customers, see the section titled “—Key Business Metrics.”

•

We had 202 ARR Solution Customers under contract as of June 30, 2021, a 73% increase from the number of ARR Solution Customers under contract as of June 30, 2020. For the definition of ARR Solution Customers, see the section titled “—Key Business Metrics.”

COVID-19 Impact

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic, which continues to spread throughout the U.S. and the world and has resulted in authorities implementing numerous measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. While we are unable to accurately predict the full impact that the COVID-19 pandemic will have on our operating results, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic or any resurgences of the pandemic locally or globally, our compliance with these measures has impacted our day-to-day operations and could continue to disrupt our business and operations, as well as that of certain of our customers whose industries are more severely impacted by these measures, for an indefinite period of time. Through the six months ended June 30, 2021, we have experienced adverse changes in customer buying behavior that began in March 2020 as a result of the impact of the COVID-19 pandemic, including decreased customer engagement, delayed sales cycles, and deterioration in near-term demand. In 2021, the Delta variant of COVID-19 has become the dominant strain in numerous countries around the world, including the United States, and is believed to be more contagious than other previously identified COVID-19 strains. Despite these headwinds, we experienced an increase in revenue for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020. As a result of the impact of the COVID-19 pandemic, we experienced delays and re-work due to third party satellite launch providers schedule shifts, delays and increased expenses in our hiring process and additional time and expenses supporting customer contracts.

To support the health and well-being of our employees, customers, partners and communities, many of our employees continue to work remotely. As of June 30, 2021, where permissible under local regulations, we have asked employees to return to our offices for a few days a week. However, our offices will only remain open to the extent local authorities permit us to do so and our own criteria and conditions to ensure employee health and safety are satisfied, including social distancing and enhanced cleaning protocols. While we have developed plans for our employees to begin safely returning to their respective offices, we cannot predict when or how we will be able to completely lift the work from home requirements or other COVID-19 related restrictions for geographic areas that continue to be significantly impacted by the pandemic or certain other actions taken as part of our business continuity plans, including travel restrictions. We may also have to reinstate work from home requirements in response to further changes in local regulations in connection with developments in the COVID-19 pandemic. While the adjustments to our operations may result in inefficiencies, delays and additional costs in our solution development, sales, marketing, and customer support efforts, as of the date of this filing, we do not believe our work from home protocol has materially adversely impacted our internal controls, financial reporting systems or our operations.

In response to the ongoing COVID-19 pandemic, we initially implemented plans to manage our costs. In fiscal year 2020, for part of the year, we temporarily limited the addition of new employees and third-party contracted services, curtailed most travel expenses except where critical to the business, and acted to limit discretionary spending. As we obtained further visibility of the impact of the COVID-19 pandemic on our business, we lifted some of these limitations to support our growth. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we, our customers and governmental authorities have adopted have resulted in, and could continue to result in, customers not purchasing or renewing our solutions or services, delays or lengthening of our sales cycles, and reductions in average transaction sizes, and could negatively affect our customer success and sales and marketing efforts, or create operational or other challenges, any of which could harm our business and operating results. Because our solutions have future obligations and a portion of that revenue is recognized over time, the effect of the pandemic may not be fully reflected in our operating results until future periods. Our competitors could experience similar or different impacts as a result of the COVID-19 pandemic, which could result in changes to our competitive landscape. While we have developed and continue to develop plans to help mitigate the negative impact of the pandemic on our business, these efforts may not be effective, and any protracted economic downturn could significantly affect our business and operating results. We will continue to evaluate the nature and extent of the impact of the COVID-19 pandemic to our business. For additional information regarding the possible impact of the COVID-19 pandemic on our business, see the risks set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Risk Factors” beginning on page 22, which is incorporated herein by reference.

Key Factors Affecting Our Performance

We believe that our current and future performance are dependent on many factors, including, but not limited to, those described below. While these areas present significant opportunity, they also present risks that we must manage to achieve successful results. For additional information about these risks, see the risks set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Risk Factors” beginning on page 22, which is incorporated herein by reference. If we are unable to address these risks, our business and operating results could be adversely affected.

Expansion of and Further Penetration of Our Customer Base

We employ a “land and expand” business model that focuses on efficiently acquiring new customers (“land”) and then growing our relationships with these customers over time (“expand”). We have the capability to offer customers additional data sets and a variety of enhanced features that potentially grow the value of the services our customers contract with us. Our future revenue growth and our path to profitability are dependent upon our ability to continue to land new customers and then expand adoption of our solutions within their organizations.

We track our progress landing new customers by measuring the number of ARR Solution Customers we have from one fiscal period to the next. For instance, we increased our number of ARR Solution Customers to 202 as of June 30, 2021, from 117 as of June 30, 2020. We track our progress in expanding our customer relationships by measuring our ARR Net Retention Rate. For the definition of ARR Net Retention Rate, see the section titled “—Key Business Metrics.” Our ARR Net Retention Rate was 114% for the six months ended June 30, 2021, and 157% for the six months ended June 30, 2020.

Expansion into New Industries and Geographies

As our solutions have grown, we continue to focus on further penetration of our initial industries including maritime, aviation, logistics and government (civil and defense/intelligence) among others. We believe our technology and solutions give us the ability to also expand into additional industries, including energy, financial services, agriculture, transportation, and insurance (for additional information, see the section titled “Information about Spire—Our Solution Offerings” in the Proxy Statement/Prospectus/Information Statement beginning on page 210), and geographies, including Latin America, Africa, and the Middle East. Our revenue growth is dependent upon our ability to continue to expand into new industries and geographies. The costs associated with these expansions may adversely affect our operating results.

Investment in Growth

We continue investing in growing our business and capitalizing on our market opportunity while balancing the uncertainties from the COVID-19 pandemic. We intend to continue to add headcount to our global sales and marketing teams to acquire new customers and to increase sales to existing customers and we intend to continue to add headcount to our research and development teams and otherwise invest to improve and innovate our nanosatellite, ground station and data analytics technologies. For the six months ended June 30, 2021, our spending in research and development increased by $4.8 million, or 51% from the six months ended June 30, 2020. For the six months ended June 30, 2021, our sales and marketing expenses increased $4.0 million, or 84% from the six months ended June 30, 2020. Our total headcount across all functions has increased from 221 employees as of June 30, 2020, to 303 employees as of June 30, 2021. We believe that these investments will contribute to our long-term growth. The costs of these investments may adversely affect our operating results.

Acquisitions

Our business strategy may include acquiring other complementary solutions, technologies, or businesses that we believe will allow us to reduce the time or costs required to develop new technologies, incorporate enhanced functionality into and complement our existing solution offerings, augment our engineering workforce, and enhance our technological capabilities.

Impact of Foreign Exchange Rates

We report in U.S. dollars, and the functional currency of our foreign operating subsidiaries is the local currency, including the Euro, the British Pound, and the Singapore Dollar. Many of these currencies have strengthened significantly against the U.S. dollar since the six months ended June 30, 2020. For the six months ended June 30, 2021 and 2020, approximately 51% of our revenues were generated in non-U.S. dollar-denominated currencies in each period. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. To the extent we experience significant currency fluctuations, our results of operations may be impacted.

Key Business Metrics

We review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions:

•	ARR

•	ARR Customers

•	ARR Solution Customers

•	ARR Net Retention Rate

Annual Recurring Revenue

We define ARR as our expected annualized revenue from customers that are under contract with us at the end of the reporting period with a binding and renewable agreement for our subscription solutions, or a customer that has a binding multi-year contract that can range from components of our Space Services solution to a bespoke customer solution. These customers are considered recurring when they have signed a multi-year binding agreement that has a renewable component in the contract or a customer that has multiple contracts that we continue to have under contract over multiple years.

Our ARR growth in the six-month periods presented has been driven by both landing new ARR Customers along with increasing the amount of business with our existing customers. This is reflected in the increase in the total number of ARR Customers as well as ARR Net Retention Rates that have been over 100%. Due in part to the timing of some of our project-based contracts, including when engagements start and stop, our ARR has fluctuated from period to period in the past, and we expect our ARR to fluctuate from period to period in the future.

The following table summarizes our ARR for each fiscal period end indicated.

(in thousands)	June 30, 2021	June 30, 2020	% Change
Annual Recurring Revenue	$36,590	$26,810	36%

Number of ARR Customers and ARR Solution Customers

We define an ARR Customer as an entity that has a contract with us, that is either a binding and renewable agreement for our subscription solutions, or a binding multi-year contract as of the measurement date independent of the number of solutions the entity has under contract. All entities that have customer contracts for data trials are excluded from the calculation of ARR Customers. A single organization with separate subsidiaries, segments, or divisions may represent multiple customers, as we treat each entity that is invoiced separately as an individual customer. In cases where customers subscribe to our platform through our reseller partners, each end customer that meets the above definition is counted separately as an ARR Customer.

We define an ARR Solution Customer similarly to an ARR Customer, but we count every solution the customer has with us separately. As a result, the count of ARR Solution Customers exceeds the count of ARR Customers in each year as some customers contract with us for multiple solutions. Our multiple solutions customers are those customers that are under contract for at least two of our solutions: Maritime, Aviation, Weather, and Space Services.

Our ARR Customer and ARR Solution Customer growth in the periods presented have been driven by landing new ARR Customers across our four solutions (Maritime, Aviation, Weather and Space Services) and expanding our geographical footprint, along with having a low number of customers who have chosen not to renew their contracts with us. We believe that our ability to expand our customer base is a key indicator of our market penetration, the growth of our business, and our future potential business opportunities.

The following table summarizes the number of our ARR Customers and ARR Solution Customers for each fiscal period end indicated:

	June 30, 2021	June 30, 2020	% Change
ARR Customers	187	111	68%
ARR Solution Customers	202	117	73%

ARR Net Retention Rate

We calculate our ARR Net Retention Rate for a particular fiscal period end by dividing (i) our ARR from those ARR Customers that were also customers as of the last day of the prior fiscal period end by (ii) the ARR from all customers as of the last day of the prior fiscal period. This calculation measures the overall impact from increases in customer contract value (upsells), the decreases in customer contract value (downsells), and the decreases in customer value resulting from customers that have chosen not to renew their contracts with us.

The following table summarizes our ARR Net Retention Rate at each period indicated:

	For the Six Months Ended
	June 30, 2021	June 30, 2020	% Change
ARR Net Retention Rate	114%	157%	(43)%

Our ARR Net Retention Rate can be impacted from period to period by large increases or decreases in customer contract value and large decreases in contract value from customers that have chosen not to renew their contracts with us. An ARR Net Retention Rate greater than 100% is an indication that we are growing the value of the solutions our customers are purchasing from us from a fiscal period end versus the prior fiscal period end. An ARR Net Retention Rate less than 100% is an indication that we are reducing the value of the solutions our customers are purchasing from us from a fiscal period end versus the prior fiscal period end.

Components of Results of Operations

Revenue

We derive revenue from providing data, insights, and access to our cloud-based technology platform sold on a subscription basis. Some of our customer arrangements include the delivery of specific performance obligations and subsequent customer acceptance of project-based deliverables, which may impact the timing of revenue recognition. Subscription periods for our solutions generally range from one to two years and are typically non-cancelable, with customers having the right to terminate their agreements only if we materially breach our obligations under the agreement. Our subscription fees are typically billed either monthly or quarterly in advance.

Cost of Revenue

Cost of revenue consists primarily of personnel costs, depreciation, hosted infrastructure and high-power computing costs, and third-party royalty costs associated with delivering our data and services to our customers. Personnel costs are primarily related to the cost of our employees supporting and managing our constellation operations including satellite operations, ground station control and launch management. Costs associated with the manufacture and launch of our satellites, including personnel costs, are capitalized and depreciated upon placement in service, typically over a three-year expected useful life. As satellites reach their expected useful end of life, they are generally replaced with replenishment satellites to try to keep our constellation at optimal performance. We anticipate on-going capital spending to replenish satellites as they reach their end of useful life, but the depreciation cost will remain roughly flat on an annual basis due to older assets ending their useful life while new assets start their useful life. Therefore, we do not believe there will be a material impact to our profitability as we replenish our existing LEMUR constellation. Costs associated with the acquisition and development of new ground stations, including the bill of materials and labor to install the ground station, are capitalized and depreciated upon placement in service typically over a four-year expected useful life. We anticipate on-going capital spending to repair and replenish ground stations as they reach their end of useful life to try to keep our ground station network at optimal performance. Our proprietary ground station network is primarily located in third-party locations where we incur lease and other operational charges. Cost of revenue also includes royalties associated with third-party data sets that we integrate into our data solutions.

Operating Expenses

Research and Development. Research and development expenses consist primarily of employee- related expenses, third-party consulting fees, and computing costs. Our research and development efforts are focused on improving our satellite technology, developing new data sets, developing new algorithms and enhancing our smart and predictive analytics, and enhancing the ease of use and utility of our space-based data solutions.

Sales and Marketing. Sales and marketing expenses consist primarily of employee-related expenses, sales commissions, marketing and advertising costs, costs incurred in the development of customer relationships, brand development costs and travel-related expenses. Commission costs on new customer contract bookings are considered costs of obtaining customer contracts. Commission costs for multi-year deals, are considered contract acquisition costs and are deferred and then amortized over the period of the contract excluding the last 12 months which is expensed at the beginning of that final period. Commission costs on contracts completed with a term of twelve months or less are expensed in the period incurred.

General and Administrative. General and administrative expenses consist of employee-related expenses for personnel in our executive, finance and accounting, facilities, legal, human resources, global supply chain, and management information systems functions, as well as other administrative employees. In addition, general and administrative expenses include fees related to third-party legal counsel, fees related to accounting, tax and audit costs, office facilities costs, software subscription costs, and other corporate costs.

Loss on Satellite Deorbit and Launch Failure. Loss on Satellite Deorbit and Launch Failure consists of the write-off of the remaining capitalized costs associated with the manufacture and launch of our satellites prior to the end of the satellite’s useful life. We contract with third-party companies to launch, carry and deploy our LEMUR satellites into space. A loss could result from a third-party launch or deployer failure, a technical failure of the satellite or the deorbit of a satellite before the end of the satellite’s useful life. A technical failure could include a satellite that is not able to communicate with our network of ground stations or fulfill its intended technical mission for a duration greater than one month. The loss amount is presented net of any insurance claims received. We did not incur any of these expenses in the six months ended June 30, 2021 nor in six months ended June 30, 2020.

Other Income (Expense)

Interest Income. Interest Income includes interest earned on our cash balances.

Interest Expense. Interest Expense includes interest costs associated with our promissory and convertible notes, and amortization of deferred financing and debt issuance costs and could include expense associated with changes in the fair value of the embedded debt derivative.

Change in Fair Value of Warrant Liabilities. Includes mark-to-market adjustments to reflect changes in fair value of warrant liabilities.

Other Expense, Net. Other Expense, Net consists primarily of tax credits, grant income, the impact of foreign exchange gains and losses, benefit from loan forgiveness, loss on debt extinguishment, and sales and local taxes. We use the local currency as our functional currency for Luxembourg, United Kingdom, and Singapore.

Income Tax Provision

Provision for income taxes consists of federal and certain state income taxes in the United States and income taxes in certain foreign jurisdictions. We do not provide for income taxes on undistributed earnings of our foreign subsidiaries since we intend to invest these earnings outside of the United States permanently. We account for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse.

Results of Operations

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

The following tables set forth selected consolidated statement of operations data and such data as a percentage of total revenues for each of the periods indicated:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Revenue	$18,829	$14,037
Cost of revenue(1)	7,055	5,395

Gross profit	11,774	8,642

Operating expenses(1):
Research and development	14,109	9,354
Sales and marketing	8,795	4,788
General and administrative	15,290	5,744

Total operating expenses	38,194	19,886

Loss from operations	(26,420)	(11,244)

Other income (expense):
Interest income	2	45
Interest expense	(5,875)	(2,957)
Change in fair value of warrant liabilities	(10,176)	—
Other expense, net	(3,391)	(455)

Total other expense, net	(19,440)	(3,367)

Loss before income taxes	(45,860)	(14,611)
Income tax provision	700	105

Net loss	$(46,560)	$(14,716)

(1)	Includes stock-based compensation as follows:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Cost of revenue	$44	$17
Research and development	1,252	443
Sales and marketing	728	145
General and administrative	2,476	315

Total stock-based compensation	$4,501	$920

Revenue

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020	% Change
Revenue	$18,829	$14,037	34%

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Total revenue increased $4.8 million, or 34%, driven primarily by the growth in the number of ARR Customers combined with our ARR Net Retention Rate greater than 100%. Our ARR Customers increased 68%, from 111 as of June 30, 2020, to 187 as of June 30, 2021. Our ARR Net Retention Rate was 114% for the six months ended June 30, 2021, which contributed to an increase in revenue from our existing customer base.

For the six months ended June 30, 2021, we derived 53% of our revenue from Europe, Middle East, Africa (“EMEA”), 31% of our revenue from the Americas, and 16% of our revenue from Asia Pacific (“APAC”). For the six months ended June 30, 2020, we derived 52% of our revenue from EMEA, 37% of our revenue from the Americas, and 11% of our revenue from APAC. For the six months ended June 30, 2021, we derived 43% of our revenue from subscription arrangements. For the six months ended June 30, 2020, we derived 30% of our revenue from subscription arrangements. This percentage mix can fluctuate significantly from period to period driven primarily by the timing of the recognition of project-based deliverables in our contracts, as well as the timing of historical data buys by customers.

For the six months ended June 30, 2021, our increase in the number of ARR Customers and our ARR Net Retention Rate greater than 100% was driven by our increased spending on sales and marketing activities and the development and rollout of new data solutions.

Cost of Revenue

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020	% Change
Total cost of revenue	$7,055	$5,395	31%
Gross profit	$11,774	$8,642	36%
Gross margin	63%	62%	1%
Headcount (at period end)	18	20	(2)

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Cost of revenue increased $1.7 million, or 31%, primarily due to an increase in depreciation expense of $0.8 million, an increase in third party royalty costs of $0.8 million. The increase in depreciation was driven by net growth in our satellite constellation. The increase in third party royalty costs was driven by an increase in sales activity resulting in higher payments to third-party data set providers as they augment our data solutions.

Gross margin for the six months ended June 30, 2021, and six months ended June 30, 2020, was 63% and 62%, respectively. The increase in six months ended June 30, 2021, gross margin compared to the prior period was primarily due to the revenue growth outpacing the depreciation cost of new technology infrastructure asset additions and third-party royalty costs.

While we expect cost of revenue, including depreciation expenses, royalties, and high-powered computing costs, to increase in absolute dollars as our revenue grows, we expect our cost of revenue as a percentage of revenue to decrease over time as we benefit from the efficiencies of our business model that drive improved operating leverage.

Operating Expenses

Operating expenses consist of our research and development, our sales and marketing, and our general and administrative expenses. As we continue to invest in our growth, including through hiring additional personnel, we expect our operating expenses to increase in absolute dollars as revenue grows in the near term, however, we expect our operating expenses as a percentage of revenue to decrease over time.

Research and Development

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020	% Change
Research and development	$14,109	$9,354	51%
Percentage of total revenue	75%	67%
Headcount (at period end)	155	121	28%

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Research and development expenses increased $4.8 million, or 51%, due to an increase in personnel costs of $3.5 million, an increase in computing costs of $0.8 million, and an increase in third-party services of $0.5 million. The increase in personnel costs was driven by growth in headcount during the period. The increase in computing costs were driven by additional testing, modeling, and storage requirements used to develop our new solutions. The increase in third-party services was driven by external technical resources required to support new development processes and capabilities.

Sales and Marketing

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020	% Change
Sales and marketing	$8,795	$4,788	84%
Percentage of total revenue	47%	34%
Headcount (at period end)	79	40	98%

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Sales and marketing expenses increased $4.0 million, or 84%, due to an increase in personnel costs of $2.8 million, an increase in marketing and professional services costs of $1.0 million, and other miscellaneous operating expenses of $0.2 million. The increase in personnel costs was driven by growth in our headcount involved in selling activities. The increase in marketing and professional services costs was driven by growth in our expenditures for demand generation, brand awareness and public relations.

General and Administrative

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020	% Change
General and administrative	$15,290	$5,744	166%
Percentage of total revenue	81%	41%
Headcount (at period end)	51	40	28%

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

General and administrative expenses increased $9.5 million, or 166%, due to an increase in professional and consulting fees of $5.1 million, an increase in personnel costs of $3.8 million, and in miscellaneous other expenses of $0.6 million. The increase in professional and consulting fees was primarily driven by accounting, legal and other consulting services associated with the Business Combination and company readiness for going public. The increase in personnel costs was driven by stock-based compensation expense associated with a performance-based equity incentive program as well as overall headcount growth from the previous period.

Other Income (Expense)

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020	% Change
Interest income	$2	$45	(96)%
Interest expense	$(5,875)	$(2,957)	(99)%
Change in fair value of warrant liabilities	$(10,176)	—	N/A
Other expense, net	$(3,391)	$(455)	(645)%

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Interest expense increased $2.9 million, or 99%, primarily as a result of additional interest on our convertible notes, amortization of deferred financing costs, and interest incurred on our EIB Loan Facility (as defined below) funded in November 2020.

Change in fair value of warrant liabilities increased by $10.2 million, driven by the mark-to-market adjustment to reflect the fair market valuation of warrants, including the warrants held by EIB during the six months ended June 30, 2021. Additional information can also be found in Note 8 to our unaudited condensed consolidated financial statements as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 set forth in Exhibit 99.1 hereto and incorporated herein by reference.

Other expense, net increased by $2.9 million, or 645%, driven primarily by a $5.0 million loss on extinguishment of debt which was comprised of pre-payment fees, accelerated interest expense, and accelerated deferred expenses associated with the payoff of our EIB and Eastward Fund Management, LLC (“Eastward”) loan facilities, combined with lower grant income of $0.2 million This was offset by a $1.7 million benefit in connection with the debt forgiveness of our PPP loan, combined with an increase of $0.5 million in tax credits.

We continue to experience foreign currency fluctuations as we re-measure foreign currency denominated transactions and balances into the functional currency of the entities in which they are recorded. Our results of operations are subject to fluctuations due to changes in the Euro, British Pound, and Singapore Dollar. The impact of this was resulted in a net expense of $0.7 million during the six months ended June 30, 2021, and a net expense of $0.6 million in the six months ended June 30, 2020. We may continue to experience favorable or adverse foreign currency exchange impacts due to volatility in these currencies relative to their respective functional currencies.

Income Taxes

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020	% Change
Income tax provision	$700	$105	567%

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Income tax increased $0.6 million or 567%, primarily driven by higher income tax in our U.K. subsidiary.

Non-GAAP Financial Measures

We believe that in addition to our results determined in accordance with GAAP, non-GAAP Adjusted EBITDA is useful in evaluating our business, results of operations and financial condition. We believe that this non-GAAP financial measure may be helpful to investors because it provides consistency and comparability with past financial performance and facilitates period to period comparisons of operations, as this eliminates the effects of certain variables from period to period for reasons that we do not believe reflect our underlying business performance. In addition to our GAAP measures, we use this non-GAAP financial measure internally for budgeting and resource allocation purposes and in analyzing our financial results.

For the reasons set forth below, we believe that excluding the following items provides information that is helpful in understanding our operating results, evaluating our future prospects, comparing our financial results across accounting periods, and comparing our financial results to our peers, many of which provide similar non-GAAP financial measures:

•

Loss on satellite deorbit and launch failure. We exclude loss on satellite deorbit and launch failure because if there was no loss, the expense would be accounted for as depreciation and would also be excluded as part of our EBITDA calculation.

•	Change in fair value of warrant liabilities. We exclude this as it does not reflect the underlying cash flows or operational results of the business.

•	Other expense, net. We exclude other expense, net because it includes one-time and other items that do not reflect the underlying operational results of our business.

•

Stock-based compensation. We exclude stock-based compensation expenses primarily because they are non-cash expenses that we exclude from our internal management reporting processes. We also find it useful to exclude these expenses when we assess the appropriate level of various operating expenses and resource allocations when budgeting, planning, and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Stock Compensation (“ASC 718”), we believe excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

•

Mergers and acquisition related expenses. We exclude these expenses as these are associated with transaction costs that are generally one time in nature and not reflective of the underlying operational results of our business.

•	Other unusual one-time costs. We exclude these as these are generally non-recurring items that do not reflect the on-going operational results of our business.

EBITDA. We define EBITDA as net income (loss), plus depreciation and amortization expense, plus interest expense, and plus the provision for (or minus benefit from) income taxes.

Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted for loss on satellite deorbit and launch failure, change in fair value of warrant liabilities, other income, net, stock- based compensation, mergers and acquisition-related costs and expenses, and other unusual one-time costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-U.S. GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors should read this discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes thereto also included within.

The following table outlines the reconciliation from net loss to Adjusted EBITDA for the periods indicated:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Net Loss	$(46,560)	$(14,716)
Depreciation and amortization	3,540	2,596
Net Interest	5,873	2,912
Taxes	700	105

EBITDA	(36,447)	(9,103)

Change in fair value of warrant liabilities	10,176	—
Other expense, net(1)	3,391	455
Stock-based compensation(2)	4,501	920
Merger and acquisition related expenses(3)	2,584	—
Other unusual one-time costs(4)	387	—

Adjusted EBITDA	$(15,408)	$(7,728)

(1)	Other expense, net consists primarily of tax credits, grant income, the impact of foreign exchange gains and losses, debt extinguishment net expenses, and sales and local taxes.
(2)	Represents non-cash expenses related to our incentive compensation program.
(3)	Includes merger and acquisition-related costs associated with the Business Combination.
(4)	Includes other IPO market assessment expenses.

Limitations on the Use of Non-GAAP Financial Measures

There are limitations to using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures provided by other companies.

The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which items are adjusted to calculate our non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to us; and

•

Adjusted EBITDA does not reflect the loss on satellite deorbit and launch failure and does not reflect the cash capital expenditure requirements for the replacements of lost satellites. While these expenses could occur in a given year, the existence and magnitude of these costs could vary greatly and is unpredictable.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure to evaluate our business, and to view our non-GAAP financial measures in conjunction with the most directly comparable GAAP financial measures.

Liquidity and Capital Resources

Our principal sources of liquidity to fund our operations are from cash and cash equivalents, which totaled $36.2 million as of June 30, 2021, mainly from borrowings available under the FP Term Loan (as defined below) and the issuance of convertible notes. Of this $36.2 million, approximately $5.7 million was held outside of the United States. These amounts compare to cash and cash equivalents of $15.6 million as of December 31, 2021, of which $5.2 million was held outside of the United States. These amounts are exclusive of restricted cash which totaled $13.2 million as of June 30, 2021, and $0.4 million as of December 31, 2020. The increase in restricted cash of $12.8 million was driven by the EIB warrant arrangement in the event that EIB elects full redemption. For more information on this transaction, see Note 6 to our unaudited condensed consolidated financial statements as of June 30, 2021, and for the six-month periods ended June 30, 2021, and 2020 set forth in Exhibit 99.1 hereto and incorporated herein by reference.

Since our inception, we have been in an operating cash flow deficit as we have made significant investments in our technology infrastructure, built out our research and development foundation, grown sales and marketing resources to drive revenue, and scaled general and administrative functions to enable operating effectiveness.

During the six months ended June 30, 2021, we issued additional convertible notes with a cumulative principal amount of $20.0 million, which mature in January and February 2025, respectively. Additionally, we received $1.7 million of forgiveness on our loan from the Small Business Administration Paycheck Protection Program. In April 2021 we entered into the FP Credit Agreement (as defined and further described below), utilizing a portion of those funds to pay-off our existing credit arrangements with EIB and Eastward. For additional detail regarding the terms associated with our financing arrangements, see Notes 6 and 7 to our unaudited condensed consolidated financial statements as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 set forth in Exhibit 99.1 hereto and incorporated herein by reference.

We expect that our principal sources of liquidity in 2021 will be the proceeds received from the Business Combination, the additional convertible notes issued and the FP Term Loan. We believe this will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support solution development efforts, the expansion of sales and marketing activities, the ongoing investments in technology infrastructure, the introduction of new and enhanced solutions, and the continuing market acceptance of our solutions. From time to time, we may seek additional equity or debt financing to fund capital expenditures, strategic initiatives or investments and our ongoing operations. In the event that we decide, or are required, to seek additional financing from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.

FP Credit Agreement

On April 15, 2021, we entered into a credit agreement with FP Credit Partners, L.P., as agent for several lenders (the “FP Lenders”) which was then amended on May 17, 2021, for a $70.0 million term loan (the “FP Term Loan”). Upon funding in May 2021, the FP Term Loan was used to pay off the European Investment Bank (“EIB”) Loan Facility and the Eastward Loan Facility and to fund working capital and for general corporate purposes. We incurred $12.3 million of debt issuance costs relating to the FP Term Loan. Prior to the closing of the merger with NavSight, the FP Term Loan bore interest at a rate of 8.50% per annum, payable quarterly in arrears and we had the option to elect, upon written notice at least five business days in advance of each quarter end, to add all or a portion of the accrued unpaid interest to the outstanding principal amount of the FP Term Loan. Upon the closing of the merger with NavSight, this election was no longer available.

The FP Lenders had the option to elect to convert a portion of their specified contractual return into Old Spire common stock immediately preceding the closing of the merger with NavSight, at a conversion price specified in the credit agreement, by submitting a notice to convert on or prior to the funding date in May 2021, (the “Conversion Election”). If the FP Lenders had exercised the Conversion Election, and we did not elect to repay the outstanding principal amount of the FP Term Loan at the closing of the merger with NavSight, then the interest rate would have increased to 9% per annum. However, the FP Lenders did not make the Conversion Election and so the interest rate would have decreased to 4% per annum upon the closing of the merger with NavSight under the original terms of the FP Term Loan agreement. At the date of the FP Term Loan agreement, this contingent interest feature was determined to be an embedded derivative asset with an associated debt premium recorded. The fair value of this financial instrument is presented net within Long-term Debt on the Condensed Consolidated Balance Sheet at June 30, 2021.

The FP Term Loan, plus the applicable contractual returns as defined in the credit agreement, as amended, matures on April 15, 2026, and is collateralized by substantially all assets of Spire. We have the option to prepay the loan in advance of its final maturity, which was subject to a prepayment penalty under the original terms of the FP Term Loan agreement that varied between $17.5 million and $49.0 million based on the timing and circumstances of the repayment.

The FP Term Loan includes covenants that limit the Company’s ability to, among other things, make investments, dispose of assets, consummate mergers and acquisitions, incur additional indebtedness, grant liens, enter into transactions with affiliates, pay dividends or other distributions without preapproval by FP Credit Partners. We are required to maintain minimum unrestricted cash of at least $15.0 million as of each fiscal quarter end, except for the quarter immediately following the first quarter where the Company reports positive EBITDA, until the closing of a qualifying IPO. The Company issued an equity grant of 573,176 shares of its common stock with a value of $8.1 million to the FP Lenders upon funding of the FP Term Loan.

During the six months ended June 30, 2021, we recognized within Other expense, net on the Condensed Consolidated Statement of Operations, $5.0 million as a loss on extinguishment of debt resulting from paying off the EIB Loan and the Eastward Loan Facilities, and $1.7 million as a gain from extinguishment of debt resulting from the U.S. government’s forgiveness of the PPP loan.

In July 2021, we did not provide timely notice of our election to add the accrued unpaid interest as of June 30, 2021, to the outstanding principal and were therefore not in compliance with our payment obligations under the FP Term Loan. In August 2021, the FP Term Loan was amended to reinstate the Conversion Election and serve as formal notice of this election by the FP Lenders, and to waive this instance of our noncompliance with the written notification requirements. As a result, the FP Lenders received 873,942 shares of Old Spire common stock immediately prior to the closing of the merger with NavSight. In connection with FP’s exercise of the Conversion Election, the interest rate on the FP Term Loan increased to 9% per annum following the closing of the merger with NavSight. As a result of this interest rate increase under the FP Amendment, the contingent interest embedded derivative asset and associated debt premium were derecognized upon the execution of the FP Amendment. We have determined that this FP Amendment represents an accounting modification of the original FP Term Loan. In connection with the debt modification accounting, no gain or loss will be recorded related to the Amendment and we will capitalize the fair value of the 873,942 shares of Old Spire common stock issued to the FP Lenders to be amortized over the remaining life of the FP Term Loan as part of the effective yield of the FP Term Loan beginning in the third quarter of 2021.

Additional details of the FP Credit Agreement were previously disclosed in the Proxy Statement/Prospectus/Information Statement in the section titled “Spire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 225 and are incorporated herein by reference. Additional information can also be found in Notes 6, 8 and 12 to our unaudited condensed consolidated financial statements as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 set forth in Exhibit 99.1 hereto and incorporated herein by reference.

Eastward Loan Facility

In December 2020, we entered into a line of credit agreement with Eastward and certain of our subsidiaries as co-borrowers (the “Eastward Loan Facility”). The agreement provided for a term loan facility in an aggregate principal amount of up to $25.0 million, of which we borrowed $15.0 million. We used the proceeds to prepay existing indebtedness and the remaining proceeds were available to be used for general corporate purposes. In connection with funding the term loan under the FP Credit Agreement, we repaid the outstanding obligations under the Eastward Loan Facility, including a prepayment premium and fees of $0.8 million.

The Eastward Loan Facility bore interest at a rate of 11.75% per annum, payable monthly in arrears. We were also required to pay a commitment fee equal to 1.00% of the principal amount of each term loan borrowing. Following an interest only period of 24 months, the principal amount of each term loan was repayable in 24 equal monthly installments based on an amortization period of 36 months. The outstanding principal amount of each term loan, plus a repayment fee equal to 2.00% of the original $15.0 million principal amount of such term loan, was due and payable 48 months after such borrowing.

Our obligations under the Eastward Loan Facility were guaranteed by certain of our subsidiaries, as determined in accordance with the loan agreement, and were secured by substantially all of our assets and the assets of the co-borrowers. The loan agreement contained customary affirmative and negative covenants, including covenants that limited our and our subsidiaries’ ability to, among other things, dispose of assets, consummate mergers or acquisitions, incur additional indebtedness, grant liens, pay dividends or other distributions on our capital stock, make investments and enter into transactions with affiliates, subject in each case to customary exceptions and qualifications.

The Eastward Loan Facility included customary events of default, including, among other things, payment defaults, breaches of covenants or representations and warranties, an investor abandonment default, cross- defaults with certain other indebtedness, bankruptcy and insolvency events and judgment defaults, subject to grace periods in certain instances. Upon the occurrence and during the continuance of an event of default, Eastward had the right to declare all or a portion of the outstanding obligations payable by us to be immediately due and payable and exercise other rights and remedies provided for under the loan agreement. Under certain circumstances, a default interest rate would have applied on all obligations during the existence of an event of default under the loan agreement at a per annum rate equal to 5% above the otherwise applicable interest rate.

EIB Loan Facility

In August 2020, we entered into a finance contract with EIB and Spire Global Luxembourg S.a.r.l., as borrower. The finance contract provided for a term loan facility (the “EIB Loan Facility”) in an aggregate principal amount of up to EUR 20.0 million, available in three tranches, of which we borrowed EUR 12.0 million. The proceeds of the term loans were required to be used for our innovation and expansion activities in Luxembourg and potentially other EU countries. In connection with funding the term loan under the FP Credit Agreement, we repaid the outstanding obligations under the EIB Loan Facility, including a prepayment premium of EUR 0.2 million.

The total outstanding principal amount of each tranche was due and payable five years after the borrowing date for such tranche. The initial tranche of EUR 5.0 million did not accrue interest. The second tranche of EUR 7.0 million accrued interest at a rate equal to EURIBOR plus 5.00% per annum, payable quarterly in arrears. If borrowed, the third tranche of EUR 8.0 million would have accrued interest at a rate equal to EURIBOR plus 10.0% per annum, payable quarterly in arrears. We were also required to pay a commitment fee equal to 1.00% per annum of the undrawn term loan commitments from the one-year anniversary of the finance contract through the expiration of the commitments in January 2023.

Our obligations under the finance contract were guaranteed by our material subsidiaries, as determined in accordance with the finance contract, and were secured by substantially all of our assets and the assets of the borrower. The finance contract contained customary affirmative and negative covenants, including covenants that limited our and our subsidiaries’ ability to, among other things, dispose of assets, consummate mergers or acquisitions, make investments, incur additional indebtedness, grant liens or pay dividends or other distributions on our capital stock, subject in each case to customary exceptions and qualifications.

The finance contract included customary events of default, including, among other things, payment defaults, breaches of covenants or representations and warranties, cross-defaults with certain other indebtedness, bankruptcy and insolvency events and a material adverse change event of default, subject to grace periods in certain instances. Upon the occurrence and during the continuance of an event of default, EIB had the right to declare all or a portion of the outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the finance contract. Under certain circumstances, a default interest rate would have applied on all obligations during the existence of an event of default under the finance contract at a per annum rate equal to 2% above the otherwise applicable interest rate.

Under the terms of the EIB finance contract, on August 20, 2020, we issued to EIB a warrant exercisable for 454,899 shares of Old Spire Common Stock at a price of $0.0001 per share. On October 29, 2020, we issued to EIB an additional warrant exercisable for 454,899 shares of Old Spire Common Stock at a price of $0.0001 per share. Each such warrant includes a put option, whereby EIB has the right to have us repurchase the warrants by paying EIB an amount equal to the then-current fair market value of the shares of Old Spire Common Stock for which the warrants are exercisable. The amount that we are required to pay upon the exercise of the put option is subject to a purchase price cap of EUR 10.0 million for each warrant. Our obligations in connection with the put options under the warrants are secured by a lien in favor of EIB on $12.8 million of restricted cash, which amount may be reduced in the event EIB partially exercises the warrants.

Convertible Notes

From July 2019 through October 2020, we issued and sold subordinated convertible promissory notes in the aggregate principal amount of $42.9 million (the “2019 Spire Notes”). In May 2021, we agreed with the holders of the 2019 Spire Notes to extend the maturity date of all convertible promissory notes outstanding at December 31, 2020 from January 29, 2022 to July 31, 2022. From January 2021 through February 2021, we issued and sold subordinated convertible promissory notes in the aggregate principal amount of $20.0 million, which mature four years from the date of issuance (the “2021 Spire Notes”). The 2019 Spire Notes and the 2021 Spire Notes accrue interest at a rate of 8.0% per annum and will automatically convert into shares of Spire Common Stock immediately prior to the Closing.

The following table summarizes our net cash used in operating activities, net cash used in investing activities, and net cash provided by financing activities for the periods indicated:

	For the Six Months Ended
(in thousands)	June 30, 2021	June 30, 2020
Net cash used in operating activities	$(18,151)	$(2,832)
Net cash used in investing activities	$(5,583)	$(6,766)
Net cash provided by (used in) financing activities	$56,771	$(1,064)

Cash Flows from Operating Activities

Our largest source of operating cash inflows is cash collections from our customers. Our primary uses of cash from operating activities are for employee-related expenditures, expenses related to our technology infrastructure, expenses related to our computing infrastructure (including compute power, database storage and content delivery costs), building infrastructure costs (including leases for office space), fees for third-party services, and marketing program costs.

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Net cash used in operating activities in the six months ended June 30, 2021, was $18.2 million. This reflected our net loss of $46.6 million, adjustments for non-cash items of $25.3 million, and a net increase of $3.1 million driven by changes in operating assets and liabilities. Non-cash items primarily included $10.2 million for the revaluation of warrant liability related to our EIB credit arrangement, $4.5 million of stock-based compensation expense, $3.5 million of depreciation and amortization expense, $3.3 million of non-cash interest and financing related costs associated with our convertible and promissory notes, $2.3 million for loss on extinguishment of debt and $1.5 million of amortized debt issuance expense. The net increase driven by operating assets and liabilities primarily included an increase of $2.9 million in contract liabilities, an increase in accounts payable of $1.1 million, and a $1.8 million increase in accrued wages, other accrued expenses, other long-term liabilities and other long-term assets, offset by an increase of $1.6 million in accounts receivable, and a $1.0 million decrease in other current assets.

Net cash used in operating activities in the six months ended June 30, 2020, was $2.8 million. This reflected our net loss of $14.7 million, adjustments for non-cash items of $6.0 million, and a net increase of $5.9 million driven by changes in operating assets and liabilities. Non-cash items primarily included $2.6 million of depreciation and amortization expense, $2.3 million of non-cash interest and financing related costs associated with our convertible and promissory notes, $0.9 million of stock-based compensation expense and $0.2 million of deferred income tax liabilities. The net increase driven by operating assets and liabilities primarily included an increase of $5.4 million in contract liabilities, an increase in accounts payable of $0.8 million, and a $0.6 million increase in accrued wages and other accrued expenses, offset by an increase of $0.6 million in accounts receivable, and a $0.2 million decrease for miscellaneous other items.

Cash Flows from Investing Activities

The cash flows from investing activities primarily relate to cash used for the acquisition, development, and deployment of capital assets, including satellites, ground stations, machinery and equipment and furniture, computer equipment and software, and leasehold improvements.

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Net cash used in investing activities in the six months ended June 30, 2021, was $5.6 million. This was primarily driven by $4.2 million of investment in our technology infrastructure as well as $1.4 million for leasehold improvements, furniture, computer equipment, and machinery equipment.

Net cash used in investing activities in the six months ended June 30, 2020, was $6.8 million. This was primarily driven by $5.7 million of investment in our technology infrastructure as well as $1.1 million for leasehold improvements, furniture, computer equipment, and machinery equipment.

Cash Flows from Financing Activities

The cash flows from financing activities relate primarily to debt and convertible note financings and the PPP loan.

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

Net cash provided by financing activities in the six months ended June 30, 2021, was $56.8 million. This was primarily driven by $70.0 million of proceeds from long-term debt, $20.0 million of proceeds from convertible notes, and $0.7 million of proceeds from issuance of common stock, offset by payments of $29.6 million for long-term debt and $4.3 million for debt issuance expense.

Net cash used by financing activities in the six months ended June 30, 2020, was $1.1 million. This was driven by $3.0 million principal pay down on our long-term debt and offset by $1.7 million of proceeds from long term notes and $0.2 million from proceeds on convertible notes.

For additional information regarding the terms of our credit facilities and notes, see Notes 6, 7, 8, and 12 to our unaudited condensed consolidated financial statements as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 set forth in Exhibit 99.1 hereto and incorporated herein by reference.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. In the preparation of these consolidated financial statements, we are required to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in the notes to the consolidated financial statements, the following accounting policies involve a greater degree of judgment and estimates.

Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

Effective January 1, 2019, we adopted the requirements under ASU 2014-09, Revenue from Contracts with Customers, using the modified retrospective method. The accounting standard was applied to all contracts at the date of adoption and had no other significant impact on our revenue recognition policies.

The majority of our revenue from contracts relate to sales of data acquired by our constellation of satellites. Revenue recognition involves the identification of the contract, identification of performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the previously identified performance obligations and recognition of revenue as the performance obligations are satisfied.

We recognize revenue for each separately identifiable performance obligation in a data access subscription contract representing a promise to transfer data or a distinct service to a customer. In most cases, data provided under our contracts are accounted for as single performance obligations due to the integrated nature of our data. In some data access contracts, we provide multiple distinct deliverables to a customer, most commonly when a contract covers multiple phases of the Space Services (e.g., development, manufacturing, launch and satellite operations) and then subsequent data access subscriptions in a separate arrangement if the customers choose. In those cases, we account for the distinct contract deliverables as separate performance obligations and allocate the transaction price to each performance obligation based on its relative standalone selling price, which is generally estimated using cost plus a reasonable margin.

We recognize revenue when control is transferred to the customer, either over time or at a point in time. We have determined that each data access subscription provides a series of distinct services in which the customer simultaneously receives and consumes data. Therefore, for subscription-based data access services, we recognize revenue ratably over the subscription period. For project-based deliverables, the control of the deliverable transfers when the customer accesses and accepts it. Revenue is therefore recognized upon receipt of notice of customer acceptance.

Stock-Based Compensation

We have an equity incentive plan under which we grant stock-based awards to employees and non-employees. We account for stock-based awards in accordance with ASC 718, which requires the measurement and recognition of compensation expense, based on estimated fair values, for all stock-based awards made to employees and non-employees for stock options.

We recognize the cost of stock-based awards granted to our employees and non-employees based on the estimated grant-date fair value of the awards. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period and accounts for forfeitures as they occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•

Common Stock Valuation—The fair value of the shares of common stock underlying our stock-based awards has historically been determined by our board of directors with the help of an independent third-party valuation firm.

•	Expected Term—We use the weighted average period that the stock options are expected to remain outstanding based on historical experience.

•	Expected Volatility—As our stock is not currently publicly traded, the volatility is based on a benchmark analysis of reported data for a peer group of companies.

•	Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuation

Historically, for all periods prior to the Closing, since there has been no public market of our common stock, the fair value of the shares of common stock underlying our share-based awards was estimated on each grant date by our board of directors. To determine the fair value of our common stock underlying option grants, our board of directors considered, among other things, input from management, valuations of our common stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant, and factors that may have changed from the date of the most recent valuation through the date of the grant. These factors include, but are not limited to:

•	our results of operations and financial position, including the present value of expected future cash flows and the value of tangible and intangible assets;

•	risks and opportunities relevant to our business;

•	the status of platform development activities;

•	our business conditions and projections;

•	the market value of companies engaged in a substantially similar business;

•	the lack of marketability of our common stock as a private company;

•	the prices at which we sold shares of our convertible preferred stock to outside investors in arms-length transactions;

•	the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock

•	the likelihood of achieving a liquidity event for our securityholders, such as an initial public offering or a sale of the company, given prevailing market conditions;

•	the hiring of key personnel and the experience of management; and

•	trends and developments in our industry, including the impact of the COVID-19 pandemic.

For valuations performed prior to December 31, 2020, we used the option pricing method, (“OPM”), back-solve method. In an OPM framework, the back-solve method for inferring the equity value implied by a recent financing transaction involves making assumptions for the expected time to liquidity, volatility and risk-free rate and then solving for the value of equity such that value for the most recent financing equals the amount paid. This method was selected due to our stage and uncertainty regarding the timing and probability of possible future exit scenarios.

For valuations performed on and subsequent to January 1, 2021, we used a hybrid method of the OPM and the Probability-Weighted Expected Return Method (“PWERM”). PWERM considers various potential liquidity outcomes. Our approach included the use of an initial public offering scenario, a strategic merger or sale scenario, and a scenario assuming continued operation as a private entity. Under the hybrid OPM and PWERM method, the per share value calculated under the OPM and PWERM are weighted based on expected exit outcomes specific to each allocation methodology to arrive at a final estimated fair value per share of the common stock before a discount for lack of marketability is applied.

Fair Value Measurements

To account for fair value measurements and disclosures, a fair value hierarchy was established that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

We used the following valuation approaches to measure fair value for its assets and liabilities:

•	Level 1 - Quoted market prices for identical assets and liabilities in active markets.

•

Level 2 - Significant other observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Our stock warrant liabilities are carried at fair value, determined according to the fair value hierarchy described above. Our valuation of the stock warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the stock warrants.

The quantitative elements associated with the Level 3 inputs impacting the fair value measurement of the stock warrant liability include the fair value per share of Spire’s common stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield and expected volatility of the price of Spire’s common stock. Our board of directors, with the assistance of a third-party valuation specialist, determines the fair value of our common stock. The risk-free interest rate is based on a treasury instrument for which the term is consistent with the expected life of the warrants. As there is no public market for Spire’s common stock, we determined the volatility for warrants granted based on an analysis of reported data for a peer group of companies. The expected volatility of the warrants granted has been determined using an average of the historical volatility measures of this peer group of companies.

Accounting Pronouncements Recently Adopted and Not Yet Adopted

See Note 2 to our unaudited condensed consolidated financial statements as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 set forth in Exhibit 99.1 hereto and incorporated herein by reference.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the years ended December 31, 2020 and 2019, we identified material weaknesses in our internal controls. The risks related to these material weaknesses are set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Risk Factors” beginning on page 22, which is incorporated herein by reference.

Emerging Growth Company Status

The combined company following the closing is expected to be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

Reference is made to the disclosure contained in the Proxy Statement/Prospectus/Information Statement beginning on page 249 in the section titled “Spire’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Disclosure about Market Risk,” which is incorporated herein by reference.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound Sterling and Singapore Dollar, and may be adversely affected in the future due to changes in foreign currency exchange rates. We continue to experience foreign currency fluctuations primarily due to the periodic re-measurement of our foreign currency monetary account balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Changes in exchange rates may negatively affect our revenue and other operating results as expressed in U.S. dollars. We do not currently engage in foreign exchange hedging contracts. As we continue to expand our international presence, we will assess options for mitigating foreign exchange risk.

We have experienced and will continue to experience fluctuations in our net loss as a result of gains or losses related to revaluing certain asset and current liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. For the six months ended June 30, 2021, we had a realized and unrealized net loss of $0.7 million. For the six months ended June 30, 2020, we had a realized and unrealized net loss of $0.6 million. A hypothetical 10% strengthening or weakening of the U.S. dollar relative to the currencies in which our revenue and expenses are denominated would have resulted in an increase or decrease, respectively, in our reported six months ended June 30, 2021, pre-tax loss of approximately $0.8 million.

Interest Rate Sensitivity

We had cash and cash equivalents totaling $36.2 million as of six months ended June 30, 2021.    This amount was held primarily in demand deposit accounts. The cash and cash equivalents are held for working capital purposes. We do not enter into investments for trading or speculative purposes. As of the six months ended June 30, 2021, the FP Term Loan had a fixed rate of 8.5% with no exposure to interest rate fluctuations. Per the Amendment, and effective upon the Closing Date, this rate has increased to 9.0% per annum.

Facilities

Reference is made to the disclosure contained in the Proxy Statement/Prospectus/Information Statement beginning on page 221 in the section titled “Information About Spire—Facilities,” which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of New Spire Common Stock immediately following consummation of the Transactions by:

•	each person known by New Spire to be the beneficial owner of more than 5% of New Spire Common Stock immediately following the consummation of the Transactions;

•	each of New Spire’s executive officers and directors; and

•	all of New Spire’s executive officers and directors as a group after the consummation of the Transactions.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of the Closing Date. Shares subject to options that are currently exercisable or exercisable within 60 days of the Closing Date are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to New Spire, New Spire believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the directors and executive officers of New Spire is 8000 Towers Crescent Drive, Suite 1225, Vienna, Virginia. The percentage of beneficial ownership of New Spire is calculated based on 133,742,535 shares of New Spire Class A Common Stock and 12,058,614 shares of New Spire Class B Common Stock outstanding immediately after the Closing.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owners	Number of Class A Shares	%	Number of Class B Shares	%	% of Total Voting Power
Executive Officers and Directors:
Theresa Condor(1)	12,397,504	9.0	8,428,672	69.9	36.4
Keith Johnson(2)	174,937	*	—	—	*
Thomas Krywe(3)	528,579	*	—	—	*
Stephen Messer(4)	1,060,208	*	—	—	*
Jack Pearlstein(5)	6,633,750	5.0	—	—	2.7
Peter Platzer(6)	12,397,504	9.0	8,428,672	69.9	36.4
William Porteous(7)	6,754,020	5.1	—	—	2.8
All directors and officers as a group (9 persons)(8)	28,328,544	21.2	8,428,672	69.9	43.0
5% Holders:
Scottish Enterprise(9)	7,998,288	6.0	—	—	3.3
Entities affiliated with Bessemer(10)	7,277,945	5.4	—	—	3.0
Entities affiliated with RRE(11)	6,754,020	5.1	—	—	2.8
Jeroen Cappaert(12)	3,033,867	2.3	1,814,971	15.1	8.0
William Joel Spark(13)	3,033,867	2.3	1,814,971	15.1	8.0

*	Less than 1%

(1)

Consists of (i) 8,285,428 shares of New Spire Class A Common Stock held of record by Mr. Platzer, (ii) 3,141,514 shares of New Spire Class A Common Stock subject to stock options held by Mr. Platzer exercisable within 60 days of the Closing Date, (iii) 143,244 shares of New Spire Class A Common Stock held of record by Ms. Condor, and (iv) 827,318 shares of New Spire Class A Common Stock subject to stock options held by Ms. Condor exercisable within 60 days of the Closing Date. Mr. Platzer and Ms. Condor, as husband and wife, share beneficial ownership of the shares held by each other.

(2)	Consists of 174,937 shares of New Spire Class A Common Stock subject to stock options exercisable within 60 days of the Closing Date.

(3)	Consists of 528,579 shares of New Spire Class A Common Stock subject to stock options exercisable within 60 days of the Closing Date.

(4)

Consists of (i) 1,026,093 shares of New Spire Class A Common Stock held by Mr. Messer, (i) 34,115 shares of New Spire Class A Common Stock subject to stock options exercisable within 60 days of the Closing Date, and (iii) 197,280 shares of New Spire Class A Common Stock held of record by Zephir Worldwide LLC. Mr. Messer is a Member at Zephir Worldwide LLC and shares the power to vote and dispose of shares held by Zephir Worldwide LLC. The address for Zephir Worldwide LLC is 626 Millwood Road, Mt. Kisco, NY 10549.

(5)

Consists of (i) 3,333,750 shares of New Spire Class A Common Stock held of record by Mr. Pearlstein and (ii) 3,300,000 shares of New Spire Class A Common Stock subject to Private Placement Warrants exercisable within 60 days of the Closing Date.

(6)

Consists of (i) 143,244 shares of New Spire Class A Common Stock held of record by Ms. Condor, (ii) 827,318 shares of New Spire Class A Common Stock subject to stock options held by Ms. Condor exercisable within 60 days of the Closing Date, (iii) 8,285,428 shares of New Spire Class A Common Stock held of record by Mr. Platzer, and (iv) 3,141,514 shares of New Spire Class A Common Stock subject to stock options held by Mr. Platzer exercisable within 60 days of the Closing Date. Mr. Platzer and Ms. Condor, as husband and wife, share beneficial ownership of the shares held by each other.

(7)

Consists of shares of New Spire Class A Common Stock held by RRE identified in footnote (10) below. Mr. Porteous is a managing member and officer of RRE Ventures GP V, LLC and RRE Leaders GP, LLC, the general partners of RRE Ventures V, L.P. and RRE Leaders Fund, LP, respectively.

(8)

Consists of (i) 19,542,535 shares of New Spire Class A Common Stock and 8,428,672 shares of New Spire Class B Common Stock beneficially owned by New Spire’s executive officers and directors, (ii) 5,486,009 shares of New Spire Class A Common Stock subject to stock options exercisable within 60 days of the Closing Date, and (iii) 3,300,000 shares of New Spire Class A Common Stock subject to Private Placement Warrants exercisable within 60 days of the Closing Date.

(9)

Scottish Enterprise is a non-departmental body of the Scottish government and has sole voting and investment power with respect to the shares. The address of Scottish Enterprise is Atrium Court, 50 Waterloo Street, Glasgow G2 6HQ, Scotland.

(10)

Consists of (i) 40,040,713 shares of New Spire Class A Common Stock held by Bessemer Venture Partners IX L.P. and (ii) 3,237,232 shares of New Spire Class A Common Stock held by Bessemer Venture Partners IX Institutional L.P (together with Bessemer Ventures Partners IX L.P., “Bessemer”). Deer IX & Co. L.P. is the general partner of Bessemer. Deer IX & Co. Ltd. is the general partner of Deer IX & Co. L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis, and Adam Fisher are the directors of Deer IX & Co. Ltd. and hold the voting and dispositive power for Bessemer. Investment and voting decisions with respect to the shares held by Bessemer are made by the directors of Deer IX & Co. Ltd. acting as an investment committee. The address for each Bessemer entity identified in this footnote is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

(11)

Consists of (i) 4,769,452 shares of New Spire Class A Common Stock held by RRE Ventures V, L.P. and (ii) 1,984,568 shares of New Spire Class A Common Stock held by RRE Leaders Fund, LP (together with RRE Ventures V, L.P., “RRE”). RRE Ventures GP V, LLC is the general partner of RRE Ventures V, L.P., and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Ventures GP V, LLC has sole voting and dispositive power with respect to the shares held by RRE Ventures V, L.P. RRE Leaders GP, LLC is the general partner of RRE Leaders Fund, LP, and its managing members and officers are James D. Robinson IV, Stuart J. Ellman, and William D. Porteous, and RRE Leaders GP, LLC has sole voting and dispositive power with respect to the shares held by RRE Leaders Fund, LP. The address for each RRE entity identified in this footnote is 130 East 59th Street 17th Floor, New York, NY 10022.

(12)

Consists of (i) 1,814,971 shares of New Spire Class A Common Stock held of record by Mr. Cappaert and (ii) 1,218,896 shares of New Spire Class A Common Stock subject to stock options exercisable within 60 days of the Closing Date.

(13)

Consists of (i) 1,814,971 shares of New Spire Class A Common Stock held of record by Mr. Spark and (ii) 1,218,896 shares of New Spire Class A Common Stock subject to stock options exercisable within 60 days of the Closing Date.

Directors and Executive Officers

New Spire’s directors and executive officers after the consummation of the Transactions are described in the Proxy Statement/Prospectus/Information Statement in the section titled “Management of New Spire Following the Business Combination” beginning on page 250, which information is incorporated herein by reference. Further reference is made to the information contained in Item 5.02 to this Current Report on Form 8-K, which is incorporated herein by reference.

Independence of our Board of Directors

Information with respect to the independence of New Spire’s directors is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Management of New Spire Following the Business Combination—Director Independence” on page 253, which information is incorporated herein by reference. Further reference is made to the information contained in Item 5.02 to this Current Report on Form 8-K, which is incorporated herein by reference.

Committees of the Board of Directors

Information with respect to the composition of the committees of the Board immediately after the Closing is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Management of New Spire Following the Business Combination—Committees of the Board of Directors” beginning on page 253, which information is incorporated herein by reference. Further reference is made to the information contained in Item 5.02 to this Current Report on Form 8-K, which is incorporated herein by reference.

Executive Compensation

The compensation of the named executive officers of Old Spire before the consummation of the Transactions is described in the Proxy Statement/Prospectus/Information Statement in the section titled “Executive Compensation” beginning on page 256, which information is incorporated herein by reference.

At the Special Meeting, the NavSight stockholders approved the 2021 Plan and the ESPP (as defined below). The summary of the 2021 Plan set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Equity Incentive Plan Proposal” beginning on page 148 and the summary of the ESPP set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “ESPP Proposal” beginning on page 157 are each incorporated herein by reference. A copy of the full text of the 2021 Plan is attached hereto as Exhibit 10.7 and a copy of the full text of the ESPP is attached hereto as Exhibit 10.8, each of which is incorporated herein by reference. Further reference is made to the information contained in Item 5.02 to this Current Report on Form 8-K, which is incorporated herein by reference.

Director Compensation

A description of the compensation of the directors of Old Spire before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Executive Compensation—Director Compensation” beginning on page 263, which information is incorporated herein by reference. Further reference is made to the information contained in Item 5.02 to this Current Report on Form 8-K, which is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus/Information Statement in the section titled “Certain Relationships and Related Person Transactions,” beginning on page 271, which information is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus/Information Statement titled “Information about Spire—Legal Proceedings” on page 222, which information is incorporated herein by reference.

Market Price and Dividend Information

New Spire Class A Common Stock and the Public Warrants (as defined in the Proxy Statement/Prospectus/Information Statement) began trading on the NYSE under the symbols “SPIR” and “SPIR.WS,” respectively, on August 17, 2021. As of immediately after the Closing Date, there were approximately 252 registered holders of New Spire Class A Common Stock.

Old Spire has not paid any cash dividends on shares of its Common Stock. The payment of cash dividends in the future will be dependent upon the revenue and earnings, if any, capital requirements and general financial condition of Spire and within the discretion of the Board. The Board is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the Board will declare any dividends in the foreseeable future.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale of certain unregistered securities, which is incorporated herein by reference.

Description of Company’s Securities

The description of New Spire’s securities is contained in the Proxy Statement/Prospectus/Information Statement in the section titled “Description of New Spire Securities” beginning on page 276, which information is incorporated herein by reference.

Indemnification of Officers and Directors

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Management of New Spire Following the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” beginning on page 265, which is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section titled “Indemnification Agreements” is incorporated by reference into this Item 2.01.

Change in the Registrant’s Certifying Accountant

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On the Closing, all of NavSight’s outstanding units separated into their component parts of one share of New Spire Class A Common Stock and one half of one warrant to purchase one share of New Spire Class A Common Stock at a price of $11.50 per share and NavSight’s units ceased trading on NYSE.

Item 3.02. Unregistered Sales of Equity Securities

The disclosure set forth in the “Introductory Note” of this Current Report on Form 8-K regarding the PIPE Investment and shares issued to the Founders is incorporated by reference into this Item 3.02.

The shares of New Spire Class A Common Stock issued in the PIPE Investment (the “PIPE Investment Shares”) have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) thereof. Pursuant to the Subscription Agreements, we agreed that, within forty-five (45) calendar days after the Closing Date, we will file with the SEC (at our sole cost and expense) a registration statement registering the resale (the “Resale Registration Statement”) of the PIPE Investment Shares, and we shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, the form of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

The shares of New Spire Class B Common Stock issued to the Founders have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) thereof.

Item 3.03. Material Modifications to Rights of Security Holders.

The disclosure set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 4.01. Change in the Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm.

On August 16, 2021, the audit committee of the Board informed Marcum LLP (“Marcum”), NavSight’s independent registered public accounting firm prior to the Closing, that it was dismissed as New Spire’s independent registered public accounting firm.

The reports of Marcum on NavSight’s financial statements as of December 31, 2020 and for the period from May 29, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about NavSight’s ability to continue as a going concern.

For the period from May 29, 2020 (inception) through December 31, 2020 and the subsequent interim period through August 16, 2021, there were no disagreements between NavSight and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on NavSight’s financial statements for such year.

For the period from May 29, 2020 (inception) through December 31, 2020 and the subsequent interim period through August 16, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except for a material weakness in NavSight’s disclosure controls and procedures as a result of NavSight’s restatement of its financial statements to reclassify NavSight’s warrants as described in the Form 10-K/A filed May 12, 2021.

New Spire provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish New with a letter addressed to the SEC stating whether it agrees with the statements made by New Spire set forth above. A copy of Marcum’s letter, dated on August 20, 2021, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b) Disclosures regarding the new independent auditor.

On August 16, 2021, the audit committee of the Board approved a resolution appointing PricewaterhouseCoopers LLP (“PwC”) as New Spire’s independent registered public accounting firm to audit New Spire’s consolidated financial statements for the fiscal year ending December 31, 2021. PwC served as the independent registered public accounting firm of Old Spire prior to the Closing. For the period from May 29, 2020 (inception) through December 31, 2020 and the subsequent interim period through August 16, 2021, neither New Spire, nor any party on behalf of New Spire, consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to New Spire’s consolidated financial statements, and no written report or oral advice was provided to New Spire by PwC that was an important factor considered by New Spire in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure in the Proxy Statement/Prospectus/Information Statement in the section titled “BCA Proposal—Business Combination Agreement” beginning on page 93, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Upon the consummation of the Transactions, and in accordance with the terms of the Business Combination Agreement, each director of NavSight, other than Jack Pearlstein, and each executive officer of NavSight ceased serving in such capacities and four new directors were appointed to the Board. The Board was divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of New Spire’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. New Spire’s directors are divided among the three classes as follows:

•	the Class I directors are Peter Platzer and Stephen Messer, and their terms will expire at the annual meeting of stockholders to be held in the year that Class I director term will expire;

•	the Class II directors are Jack Pearlstein and William Porteous, and their terms will expire at the annual meeting of stockholders to be held in the year that Class II director term will expire; and

•	the Class III director is Theresa Condor, and her term will expire at the annual meeting of stockholders to be held in the year that Class III director term will expire.

Furthermore, effective as of the Effective Time, the Board established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The members of our audit committee are Messrs. Messer, Pearlstein, and Porteous, and Mr. Pearlstein is the chairperson of the audit committee. The members of the compensation committee are Messrs. Messer and Porteous, and Mr. Porteous is the chairperson of the compensation committee. The members of the nominating and corporate governance committee are Messrs. Messer and Porteous, and Mr. Porteous is the chairperson of the nominating and corporate governance committee.

A description of the compensation of the directors of Old Spire before the consummation of the Transactions is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Executive Compensation—Director Compensation” beginning on page 263, which information is incorporated herein by reference.

Following the Transactions, pursuant to New Spire’s outside director compensation policy (the “Outside Director Compensation Policy”), each non-employee director will receive an annual cash retainer of $30,000, and each non-employee director who serves as the chairperson or lead director of the Board or the chair or a member of a committee of the Board, will be eligible to earn an additional annual fee of $15,000. For clarity, each non-employee director who serves as the chairperson or lead director of the Board or the chair or a member of one or more committees of the Board, will be eligible to receive only one additional annual fee of $15,000, regardless of the number of positions served.

In addition, each person who first becomes a non-employee director after the effective date of such policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of restricted stock units with an aggregate grant date fair value, determined in accordance with GAAP, equal to $275,000 (with any fractional share rounded down) (the “Initial Award”). The Initial Award will be scheduled to vest in three, equal installments on each of the one-, two-, and three-year anniversaries of the Initial Award’s grant date, in each case subject to continued services to New Spire through the applicable vesting date. If the person was a member of the Board and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award. On the first trading day immediately after the date of each annual meeting of the New Spire stockholders (an “Annual Meeting”) that occurs following the effective date of the Outside Director Compensation Policy, each non-employee director who has served as a non-employee director for at least six months through the date of such Annual Meeting will also receive automatically, an annual award of restricted stock units with an aggregate grant date fair value, determine in accordance with GAAP, equal to $175,000 (with any fractional share rounded down) (the “Annual Award”). Each Annual Award will be scheduled to vest in full on the earlier of the one-year anniversary of the grant date, or the date of the next Annual Meeting following the grant date, subject to continued services to New Spire through the applicable vesting date.

Executive Officers

Upon consummation of the Transactions, the following individuals were appointed to serve as executive officers of New Spire:

Name	Position
Peter Platzer	Chief Executive Officer and President
Thomas Krywe	Chief Financial Officer
John Lusk	Vice President and General Manager, Global Data Services
Keith Johnson	Vice President and General Manager, Federal
Theresa Condor	Executive Vice President, General Manager of Space Services and Earth Intelligence
Ananda Martin	General Counsel and Corporate Secretary

Reference is made to the disclosure described in the Proxy Statement/Prospectus/Information Statement in the section titled “Management of New Spire Following the Business Combination,” beginning on page 250, which is incorporated herein by reference.

Spire Global, Inc. 2021 Equity Incentive Plan

At the Special Meeting, NavSight stockholders considered and approved the Spire Global, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan allows New Spire to provide equity awards as part of New Spire’s compensation program, an important tool for attracting and retaining personnel and for providing incentives that promote the Company’s business. The Board believes that long-term incentive compensation programs help align more closely the interests of management and employees with the interests of stockholders to create long-term stockholder value.

Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, a total of 8,869,629 shares of New Spire Common Stock will be reserved for issuance pursuant to the 2021 Plan. In addition, the shares reserved for issuance under the 2021 Plan will include any assumed awards that, on or after the date of the Closing, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by New Spire for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by New Spire due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to this sentence is 22,255,314 shares). The number of shares available for issuance under the 2021 Plan also will include an annual increase on the first day of each of New Spire’s fiscal years, beginning with New Spire’s fiscal year 2022, equal to the least of:

•	23,951,000 shares of New Spire Common Stock;

•	a number of shares of New Spire Common Stock equal to 5% of the total number of shares of all New Spire Class A Common Stock outstanding as of the last day of the immediately preceding fiscal year; or

•	such number of shares of New Spire Common Stock as the Board or its designated committee may determine no later than the last day of New Spire’s immediately preceding fiscal year.

Shares issuable under the 2021 Plan may be authorized, but unissued, or reacquired shares of New Spire Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2021 Plan) will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New Spire, or other change in the corporate structure of New Spire affecting the shares (other than any ordinary dividends or other ordinary distributions), the administrator of the 2021 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2021 Plan.

A more complete summary of the terms of the 2021 Plan is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Equity Incentive Plan Proposal” beginning on page 148. That summary and the foregoing description of the 2021 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2021 Plan, which is attached as Exhibit 10.7 hereto and incorporated herein by reference.

Spire Global, Inc. Employee Stock Purchase Plan

At the Special Meeting, NavSight stockholders considered and approved the Spire Global, Inc. Employee Stock Purchase Plan (the “ESPP”). The maximum number of shares of New Spire Common Stock that will be available for issuance under the ESPP is 3,194,000 shares of New Spire Common Stock. The number of shares of New Spire Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with New Spire’s fiscal year 2022 in an amount equal to the least of (i) 4,791,000 shares of New Spire Common Stock, (ii) a number of shares of New Spire Class A Common Stock equal to 1% of the total number of shares of New Spire Class A Common Stock outstanding on the last day of the immediately preceding fiscal year, or (iii) number of shares determined by the administrator no later than the last day of the immediately preceding fiscal year of New Spire. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of New Spire Common Stock. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of New Spire Common Stock or other securities of New Spire or other change in New Spire’s corporate structure affecting New Spire Common Stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.

A more complete summary of the terms of the ESPP is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “ESPP Proposal” beginning on page 157. That summary and the foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP, which is attached as Exhibit 10.8 hereto and incorporated herein by reference.

Employment Arrangements with Named Executive Officers

Employment Agreements

Peter Platzer

Old Spire previously entered into an offer letter and foreign assignment letter, as amended, with Mr. Platzer, our Chief Executive Officer. Under his offer letter, Mr. Platzer is an at-will employee and his offer letter provides for no specified term for his employment. Mr. Platzer’s current annual base salary is $410,000 and is eligible for a target annual cash bonus opportunity equal to 100% of his annual base salary for our fiscal year 2021. Under his offer letter, if his employment is terminated by Spire without cause or by him for good reason, then subject to his agreeing to a release of claims in favor of Spire, he will receive:

•	nine months of continued salary severance;

•	up to nine months of company-paid COBRA premiums;

•	full vesting acceleration of all of his then outstanding equity awards; and

•	an extension of the post-termination exercisability period of his options (or any similar awards) through their full term to expiration.

If Spire terminates Mr. Platzer’s employment for cause, Spire also may terminate Mr. Platzer’s foreign assignment letter, at which point no further amounts or benefit will be due to him under it.

Mr. Platzer’s foreign assignment letter provides Mr. Platzer with certain compensation and benefits during his assignment to Luxembourg (or the host country), which is contemplated to continue through at least December 31, 2021. During his foreign assignment, Mr. Platzer generally remains eligible to participate in Spire’s health and welfare plans and programs maintained in the U.S., provided that Spire will provide for certain private insurance benefits to the extent local health benefits cannot be provided to Mr. Platzer under applicable local policy. Under his foreign assignment letter, Mr. Platzer receives company-paid apartment rental near Spire’s Luxembourg office of up to €4,250 per month and utility and tax allowance of up to an average of €850 per month; an automobile for use in the host country including insurance, maintenance, taxes and registration costs (excluding fuel and parking expenses); company-paid business-class airfare for Mr. Platzer and his family to travel to the United States twice every 12-month period while on assignment for non-business purposes in accordance with Spire’s travel policy, company-paid costs for a local host country international school (or international nursery school, as applicable) for his child; reimbursement for private babysitting or day care services when Mr. Platzer and his spouse are required to travel for work as well as travel costs for his child; company-paid costs for Mr. Platzer’s U.S. naturalization proceedings; reimbursement for airfare for Mr. Platzer and his family to return to the United States at the end of his foreign assignment in accordance with Spire’s travel policy and tax gross-ups to the extent the benefits under his foreign assignment letter are taxable income to him. Spire will provide for tax returns for Mr. Platzer and his spouse to be prepared and filed by an accounting firm mutually agreed between Spire and Mr. Platzer. His foreign assignment letter also entitles Mr. Platzer to participate in Spire’s tax equalization policy. Under such policy, Mr. Platzer receives benefits that result in a net after-tax position for him that is substantially equivalent to his tax position were he to be subject only to U.S. federal and state income taxation during his foreign assignment. The equalization benefit generally includes providing any foreign assignment-related allowances and benefits to Mr. Platzer on a tax-neutral basis to him.

Thomas Krywe

Old Spire previously entered into an offer letter with Mr. Krywe, our Chief Financial Officer. Under his offer letter, Mr. Krywe is an at-will employee and his offer letter provides for no specified term for his employment. Mr. Krywe’s current annual base salary is $330,000 and he is eligible for a target annual cash bonus opportunity equal to 70% of his annual base salary for our fiscal year 2021.

Keith Johnson

Old Spire previously entered into an offer letter with Mr. Johnson, our Vice President and General Manager, Federal. Under his offer letter, Mr. Johnson is an at-will employee and his offer letter provides for no specified term for his employment. Mr. Johnson’s current annual base salary is $208,781 and he is eligible for an annual target cash bonus opportunity equal to 193% of his base salary. Under his offer letter, if Spire terminates Mr. Johnson’s employment without cause, Mr. Johnson will receive an aggregate amount of severance equal to six months of salary payable over 12 months following such termination. Payment of Mr. Johnson’s continued salary severance is subject to his compliance with non-solicitation and non-competition obligations for one year following his employment, non-disparagement obligations following termination, and compliance with his proprietary information and inventions agreement with Spire, including confidentiality obligations with respect to certain intellectual property and other proprietary information.

The foregoing descriptions of the offer letters and employment agreements with each of Messrs. Platzer, Krywe, and Johnson do not purport to be complete and are qualified in their entirety by reference to the terms and conditions of their offer letters and employment agreements, which are filed herewith as Exhibits 10.10, 10.11, 10.12, 10.13, and 10.14, and incorporated herein by reference.

2021 Annual Performance Bonus

Each of Mr. Platzer and Mr. Krywe is eligible to receive a performance-based bonus for 2021. Pursuant to each of their respective 2021 Salary Adjustment & Annual Performance Bonus Memos with Spire, such named executive officer is eligible for a performance bonus based 100%, for Mr. Platzer, or 50%, for Mr. Krywe, on corporate performance criteria relating to, and weighted equally across, certain 2021 Spire bookings, certain 2021 Spire revenue, and 2021 Spire bookings per head across average total permanent employees in 2021. A minimum of 80% aggregate achievement is required for any bonus to become payable in relation to such corporate performance criteria, capped at 120% of target. For Mr. Krywe, the remaining 50% of his bonus opportunity is based on individual performance criteria relating to cash funding, the closing of a business combination with a special purpose acquisition company, driving Spire growth, accounting and financial planning and analysis team performance, completion of a public company audit, quarterly compliance work and budgeting. A minimum of 80% aggregate achievement is required by Mr. Krywe for any bonus to become payable in relation to such individual performance criteria, capped at 100% of the target.

2021 Commission Plan

Mr. Johnson participates in Spire’s 2021 Commission Plan, pursuant to which he is eligible to receive commission payments based on specified commission rates that apply to certain new and renewal bookings for any Spire products and services booked in 2021 by Mr. Johnson and his team members, new and renewal bookings for any Spire products and services booked in 2021 by Spire other than by Mr. Johnson and his team members, and revenue achieved by Spire in 2021. Mr. Johnson’s commission opportunity is not subject to any specified cap. Such 2021 Commission Plan may be amended, modified or discontinued at any time and any such change will become effective as of the start of the next calendar quarter following when such change is approved, provided that the change will not reduce any commissions already earned under such plan. Eligibility to earn commissions under such 2021 Commission Plan ceases if Mr. Johnson’s employment terminates or if he transfers to a position in which he no longer would be eligible to participate in such plan.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary and accrued but unused vacation, as applicable.

Each named executive officer holds stock options granted under the 2021 Plan. A description of the termination and change in control provisions in the 2012 Plan and applicable to the stock options granted to Spire’s named executive officers is set forth in the Proxy Statement/Prospectus/Information Statement in the section titled “Executive Compensation—Outstanding Equity Awards at 2020 Fiscal Year-End” beginning on page 259. That summary does not purport to be complete and is qualified in its entirety by reference to the text of the 2012 Plan, which is attached as Exhibit 10.9 hereto and incorporated herein by reference.

Mr. Platzer is eligible to receive certain severance benefits pursuant to his offer letter with Spire, as described above.

Mr. Johnson is eligible to receive certain severance benefits pursuant to his offer letter with Spire, as described further above.

At Closing, Spire entered into a change in control and severance agreement with Mr. Krywe (the “CIC Agreement”) that provides for certain severance and change in control benefits as summarized below. Spire did not enter into a new change in control and severance agreement with Mr. Platzer or Mr. Johnson.

Mr. Krywe’s CIC Agreement became effective on the business day immediately prior to the Closing and supersedes any prior agreement or arrangement that the named executive officer may have had with Old Spire that provides for severance or change in control payments and benefits. The CIC Agreement will continue indefinitely until terminated by the parties, provided that if the named executive officer becomes entitled to the severance benefits under the CIC Agreement, the CIC Agreement will terminate once all obligations under it have been satisfied.

The CIC Agreement provides that if, other than during the period beginning three months before a change in control through the one-year anniversary of the change in control (the “CIC Period”), the named executive officer’s employment with Spire is terminated either (x) by Spire without cause (as defined in the CIC Agreement, and excluding by reason of his death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), then the named executive officer will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in Spire’s favor:

•

A lump sum cash amount equal to 50% of the named executive officer’s then annual base salary and prorated target bonus (then in effect) based on the portion of the calendar year of his termination that he was employed with Spire, and

•	Company-paid premiums for continued COBRA coverage for up to six months.

If, during the CIC Period, the named executive officer’s employment with Spire is terminated either (x) by Spire without cause (as defined in the CIC Agreement, and excluding by reason of his death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), he will receive the following severance payments and benefits if he timely executes and does not revoke a separation agreement and release of claims in Spire’s favor:

•

A lump sum cash amount equal to 100% of the named executive officer’s then annual base salary (or if greater, such salary as in effect immediately before the change in control) and prorated target bonus (then in effect or if greater, in effect immediately prior to the change in control) based on the portion of the calendar year of his termination that he was employed with Spire,

•	Company-paid premiums for continued COBRA coverage for up to six months; and

•	Vesting acceleration of 100% of his service-based equity awards (that are not subject to achievement of any performance-based or similar vesting criteria).

The CIC Agreement also provides that, if any of the amounts provided for under the CIC Agreement or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he would receive (to the extent he is entitled to such receipt) either the full payment of benefits under the CIC Agreement or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The CIC Agreement does not provide for any tax gross-ups in connection with a change in control.

The foregoing description of Mr. Johnson’s severance benefits does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of Mr. Johnson’s offer letter, which is filed herewith as Exhibit 10.14 and incorporated herein by reference.

Indemnification Agreements

Effective as of the Closing Date, New Spire entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements may require New Spire, among other things, to indemnify New Spire’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require New Spire to advance all expenses reasonably and actually incurred by New Spire’s directors and executive officers in investigating or defending any such action, suit, or proceeding.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, a form of which is filed herewith as Exhibit 10.5 and is incorporated herein by reference.

Certain Relationships and Related Person Transactions

Certain relationships and related person transactions are described in the Proxy Statement/Prospectus/Information Statement in the section titled “Certain Relationships and Related Person Transactions,” beginning on page 271 of the Proxy Statement/Prospectus/Information Statement, which information is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At Closing, NavSight amended and restated its Restated Certificate of Incorporation and Bylaws, the material terms of which and the general effect upon the rights of holders of NavSight’s capital stock are discussed in the Proxy Statement/Prospectus/Information Statement in the sections titled “Organizational Documents Proposal A,” “Organizational Documents Proposal B,” “Organizational Documents Proposal C,” and “Organizational Documents Proposal D,” beginning on page 137, which are incorporated herein by reference.

The disclosures set forth under the “Introductory Note” and in Item 2.01 of this Current Report on Form 8-K are also incorporated herein by reference. Copies of the Certificate of Incorporation and the Bylaws are included as Exhibit 3.1 and 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Transactions, on August 16, 2021, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers and directors of the Company. A copy of the Code of Business Conduct and Ethics can be found on the Company’s website at http://www.spire.com. New Spire intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or its directors on its website identified above or in a current report on Form 8-K. Information contained on the website is not incorporated herein by reference and should not be considered to be part of this Current Report on Form 8-K. The inclusion of New Spire’s website address in this Current Report on Form 8-K is an inactive textual reference only.

Item 5.06. Change in Shell Company Status.

As a result of the Transactions, New Spire ceased to be a shell company upon the Closing. The material terms of the Transactions are described in the Proxy Statement/Prospectus/Information Statement in the section titled “BCA Proposal” beginning on page 93 and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On August 16, 2021, Spire issued a press release announcing the Closing. A copy of such press release is furnished as Exhibit 99.3 hereto.

Item 8.01. Other Events.

On August 16, 2021, effective upon the Closing, Peter Platzer entered into a lock-up agreement pursuant to which he agreed not to transfer, assign or sell any shares of New Spire Common Stock that he beneficially owns until the first to occur of (i) one year following the Closing, (ii) such time that the closing price of New Spire Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading day period commencing at least 150 days after the Closing, and (iii) the date following the Closing on which the Company completes a liquidation, merger, share exchange or similar transaction. The lock-up restriction does not apply to transfers:

(i) pursuant to a bona fide gift or charitable contribution;

(ii) by will or intestate succession upon the death of Sponsor Party;

(iii) to any Permitted Transferee (as defined below);

(iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; or

(v) in the event of Spire’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of New Spire Common Stock for cash, securities or other property; provided that, in the case of (i), (ii), (iii) or (iv), (a) the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of the lock-up and (b)(x) no filing under Section 16(a) of the Exchange Act or other public announcement reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the lock-up period described above and (y) such transfer or disposition shall not involve a disposition for value.

“Permitted Transferee” means (a) the members of the transferor’s immediate family (where “immediate family” means, with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (b) any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; (c) if the transferee is a trust, to the trust or beneficiary of such trust or to the estate of a beneficiary of such trust; (d) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in the transferor or any affiliate of the transferor; (e) any affiliate of the transferee or (f) any affiliate of an immediate family of the transferor.

Item 9.01. Financial Statements and Exhibits.

(a)    Financial Statements

The unaudited condensed consolidated financial statements of NavSight as of and for the three and six months ended June 30, 2021 and the related notes are included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2021 filed August 12, 2021 (the “Form 10-Q”) beginning on page 1 of the Form 10-Q and are incorporated herein by reference.

(b)    Financial Statements of Businesses Acquired.

The audited consolidated financial statements of Old Spire as of and for the years ended December 31, 2020 and 2019 and the related notes are included in the Proxy Statement/Prospectus/Information Statement beginning on page F-23 and are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Old Spire as of June 30, 2021 and for the six-month periods ended June 30, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(c)    Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of NavSight and Old Spire as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d)    Exhibits

Exhibit Number	Description

2.1	Business Combination Agreement, dated as of February 28, 2021, by and among the registrant, NavSight Merger Sub Inc., Spire Global, Inc., Peter Platzer, Theresa Condor, Joel Spark, and Jeroen Cappaert (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

3.1	Certificate of Incorporation of Spire Global, Inc. (incorporated by reference to Annex B to the Proxy Statement/Prospectus/Information Statement).

3.2	Bylaws of Spire Global, Inc. (incorporated by reference to Annex C to the Proxy Statement/Prospectus/Information Statement).

4.1	Specimen Class A Common Stock Certificate.

4.2	Warrant Agreement, dated as of September 9, 2020, by and between American Stock Transfer & Trust Company, LLC and the registrant (incorporated by reference to Exhibit 4.2 of the Proxy Statement/Prospectus/Information Statement).

4.3	Warrant Agreement, as amended, dated as of August 20, 2020, by and between Spire Global, Inc. and The European Investment Bank, and form of warrant issued thereunder.

10.1	Form of Voting and Support Agreement, by and among the registrant, Spire Global, Inc., and certain stockholders of Spire Global, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

10.2	Form of Voting and Non-Redemption Agreement, by and among the registrant, Spire Global, Inc., and certain stockholders of the registrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

10.3	Form of Subscription Agreement, by and between NavSight Holdings, Inc. and the undersigned subscriber party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

10.4	Investor Rights Agreement, dated as of February 28, 2021, by and among NavSight Holdings, Inc., Six4 Holdings, LLC, the directors of NavSight Holdings, Inc., Peter Platzer, Theresa Condor, Will Porteous, Stephen Messer, and certain other stockholders of Old Spire (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

10.5+	Form of Indemnification Agreement by and between Spire Global, Inc. and its directors and officers.

10.6	Waiver Agreement, dated as of February 28, 2021, by and among NavSight Holdings, Inc., Six4 Holdings, LLC, Spire Global, Inc., Gilman Louie, Henry Crumpton, Jack Pearlstein, Robert Coleman, and William Crowell (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

10.7+	Spire Global, Inc. 2021 Equity Incentive Plan and forms of agreement thereunder (incorporated by reference to Annex D to the Proxy Statement/Prospectus/Information Statement).

10.8+	Spire Global, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Annex E to the Proxy Statement/Prospectus/Information Statement).

10.9+	Spire Global, Inc. 2012 Stock Option and Grant Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.8 to the Proxy Statement/Prospectus/Information Statement).

10.10+	Offer Letter, dated as of May 24, 2019, by and between Spire Global, Inc. and Peter Platzer (incorporated by reference to Exhibit 10.9 to the Proxy Statement/Prospectus/Information Statement).

10.11+	Expatriation Letter, dated as of December 12, 2017, by and between Spire Global, Inc. and Peter Platzer (incorporated by reference to Exhibit 10.10 to the Proxy Statement/Prospectus/Information Statement).

10.12+	Tax Equalization Policy, dated as of December 12, 2017, by and between Spire Global, Inc. and Peter Platzer (incorporated by reference to Exhibit 10.11 to the Proxy Statement/Prospectus/Information Statement).

10.13+	Form of Offer Letter by and between Spire Global, Inc. and each of Tom Krywe and Ananda Martin (incorporated by reference to Exhibit 10.12 to the Proxy Statement/Prospectus/Information Statement).

10.14+	Offer Letter, dated as of July 19, 2017, by and between Spire Global, Inc. and Keith Johnson (incorporated by reference to Exhibit 10.13 to the Proxy Statement/Prospectus/Information Statement).

10.15+	Long Term Employment Contract, dated as of November 27, 2018, by and between Spire Global Luxembourg Sàrl and John Lusk (incorporated by reference to Exhibit 10.14 to the Proxy Statement/Prospectus/Information Statement).

10.16+	Long Term Employment Contract, dated as of January 1, 2018, by and between Spire Global Luxembourg Sàrl and Theresa Condor (incorporated by reference to Exhibit 10.15 to the Proxy Statement/Prospectus/Information Statement).

10.17+	Form of Spire Global, Inc. 2021 Commission Plan (incorporated by reference to Exhibit 10.16 to the Proxy Statement/Prospectus/Information Statement).

10.18+	Form of Spire Global, Inc. 2021 Salary Adjustment and Annual Performance Bonus (incorporated by reference to Exhibit 10.17 to the Proxy Statement/Prospectus/Information Statement).

10.19+	Form of Change in Control and Severance Agreement of Spire Global, Inc. (incorporated by reference to Exhibit 10.18 to the Proxy Statement/Prospectus/Information Statement).

10.20+	Outside Director Compensation Policy (incorporated by reference to Exhibit 10.18 to the Proxy Statement/Prospectus/Information Statement).

10.21	Loan and Security Agreement by and among Spire Global, Inc., certain lenders party thereto, FP Credit Partners, L. P., as agent for the lenders, and certain of Spire Global, Inc.’s subsidiaries as guarantors, dated as of April 15, 2021, with Amendment No. 1 dated as of May 17, 2021 and with Amendment No. 2 dated as of August 5, 2021.

16.1	Letter from Marcum LLP to the SEC, dated August 20, 2021.

99.1	Unaudited condensed consolidated financial statements of Old Spire as of June 30, 2021 and for the six months ended June 30, 2021 and 2020.

99.2	Unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 and as of and for the six months ended June 30, 2021.

99.3	Press release dated August 16, 2021 announcing the Closing.

+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2021

SPIRE GLOBAL, INC.

By:	/s/ Peter Platzer
Name:	Peter Platzer
Title:	Chief Executive Officer